UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Lazard Ltd

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2013

Notice of Annual

General Meeting

and Proxy Statement

March 18, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, April 23, 2013, at 4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time), in the Fairmont Southampton, 101 South Shore Road, Southampton, Bermuda SN02.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2012 Annual Report.

Your vote is very important to us. Your shares should be represented and voted, regardless of whether you plan to attend the meeting in person.

Sincerely,

Kenneth M. Jacobs

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2013 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, April 23, 2013
Time:	4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time)
Place:	The Fairmont Southampton
101 South Shore Road Southampton, Bermuda SN02

Matters to be voted on:

1.	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2016;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration;

3.	Consideration of a non-binding advisory vote regarding executive compensation;

4.	If properly brought before the meeting, consideration of a non-binding shareholder proposal regarding the separation of our Chairman and Chief Executive Officer positions; and

5.	Any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company, or Lazard Group, which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 7, 2013 may vote in person or by proxy at the annual general meeting or any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 18, 2013 with a copy of Lazard’s 2012 Annual Report, which includes financial statements for the period ended December 31, 2012 and the related independent auditor’s reports. Copies of Lazard’s 2012 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors,

Scott D. Hoffman

Secretary

March 18, 2013

Proxy Statement

Executive Summary

Our Firm

•

Lazard is one of the world’s preeminent financial advisory and asset management firms. We have long specialized in crafting solutions to the complex financial and strategic challenges of a diverse set of clients around the world, including corporations, governments, institutions, partnerships and individuals.

•

Founded in 1848 in New Orleans, we currently operate from more than 40 cities in key business and financial centers across 27 countries throughout Europe, North America, Asia, Australia, the Middle East and Central and South America.

•	We focus primarily on two business segments—Financial Advisory and Asset Management.

•

Our Financial Advisory business offers corporate, partnership, institutional, government, sovereign and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions and other strategic matters, restructurings, capital structure, capital raising and various other financial matters. We focus on solving our clients’ most complex issues, providing advice to key decision-makers, senior management, boards of directors and business owners, as well as governments and governmental agencies, in transactions that typically are of significant strategic and financial importance to them.

•

Our Asset Management business offers a broad range of global investment solutions and investment management services in equity and fixed income strategies, alternative investments and private equity funds to corporations, public funds, sovereign entities, endowments and foundations, labor union funds, financial intermediaries and private clients. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients.

Recent Governance Developments

•

Andrew M. Alper and Richard D. Parsons joined our Board of Directors, or the Board, in 2012. Our Board is now comprised of ten members, eight of whom are independent under the listing standards of the New York Stock Exchange and our Standards of Director Independence.

•

Mr. Alper replaced Philip A. Laskawy as Chair of our Board’s Audit Committee in October 2012. Mr. Laskawy remains a member of our Board’s Audit Committee, and Mr. Laskawy replaced Steven J. Heyer as Chair of our Board’s Compensation Committee in October 2012. Mr. Heyer remains our Board’s Lead Director and a member of each of our Board’s Committees.

•	We adopted a majority vote policy in connection with the election of members of our Board of Directors.

Corporate Governance Highlights

We are committed to the highest standards of corporate governance that serve the best interests of our Company and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for our shareholders.

Leadership Structure

•	Kenneth M. Jacobs currently serves as Chairman of the Board and Chief Executive Officer. Steven J. Heyer currently serves as our Board’s Lead Director. This leadership structure provides:

•	unified leadership and focused vision;

•	effective leadership in light of the nature of the Company and its experience and history; and

•	fluid communication and coordination between the Board and management.

•	Our Lead Director, together with our independent directors, provides:

•	strong balance in light of our currently combined Chairman and CEO roles;

•	active oversight of the development and implementation of the Company’s strategy; and

•	thorough oversight and evaluation of CEO and senior management performance and compensation.

Board Independence

•	80% of our Board members, including our Lead Director, are independent.

•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	There are executive sessions of our Board that follow regularly-scheduled Board meeting, and our Lead Director presides over executive sessions.

•	Our Board, through its Nominating & Governance Committee, evaluates itself annually.

Board Commitment

•	Director attendance for Board and Committee meetings averaged 94.8% in 2012, with each director attending more than 75% of the meetings of our Board.

•

Our directors receive a majority of their annual compensation in the form of deferred stock units, which are not settled, and therefore remain invested in the Company, until the director leaves the Board.

Executive Compensation and Compensation Governance Highlights

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of executive compensation for 2012.

•

Notwithstanding our financial and other achievements in 2012, including the 5% increase in our operating revenue during 2012, our Compensation Committee approved a 2012 awarded compensation ratio of 59.4%, a 2.6 percentage point decrease from the 2011 awarded compensation ratio.

•	Awarded compensation for our named executive officers, or NEOs, in 2012, as approved by our Compensation Committee, fell by 5%, in spite of our financial and other achievements.

•

77% to 92% of each NEO’s 2012 awarded compensation was paid in the form of performance-based compensation, and 60% of our Chairman and CEO’s compensation was paid in the form of three-year, forward-looking performance-based incentive awards that only pay out if we achieve clearly defined goals.

•

Our Compensation Committee granted NEO compensation after evaluating each NEO’s performance in light of our financial results, including our progress toward key strategic objectives set in early 2012 involving operating revenue, awarded compensation, operating margin, cost savings and return of capital.

•

We adopted stock ownership guidelines applicable to our NEOs. In addition, our directors receive a majority of their compensation in the form of deferred stock units that remain invested in the Company until they leave the Board.

•	We adopted a compensation clawback policy applicable to our NEOs.

•	We have an anti-hedging policy in place that applies to our NEOs.

•	We adopted “double-trigger” vesting for NEO long-term incentive awards granted for the 2012 compensation cycle and beyond.

•

We put in place new retention agreements for each of our NEOs, which eliminated excise tax gross-up provisions, decreased the change in control severance for our NEOs, and made a variety of other adjustments reflecting evolving best practices.

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 7, 2013, the record date, may vote at the meeting and any adjournment or postponement thereof. As of March 7, 2013, there were 121,678,718 shares of Class A common stock outstanding (not including 6,537,705 shares held by subsidiaries) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC, or LAZ-MD Holdings, as the holder of the share of Class B common stock, is entitled to 1,549,667 votes in respect of such share, or 1.3% of the voting power of our Company. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement; and AGAINST a non-binding shareholder proposal regarding the separation of our Chairman and Chief Executive Officer positions. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2013 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 7, 2013, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6637.

Information About Our Annual General Meeting and Solicitation of Proxies

Votes Needed

We have adopted a majority vote policy described under “Majority Vote Policy” below, which requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, including the ratification of the appointment of our independent auditors and a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement, the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting is required.

Under our Bye-laws, and as permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes,” we treat such shares as not being present. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange, or the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 2) is considered “routine”. The votes in connection with the election of directors (Item 1), the non-binding advisory vote regarding executive compensation as disclosed in this proxy statement (Item 3) and the non-binding shareholder proposal regarding the separation of our Chairman and Chief Executive Officer positions (Item 4) are not considered routine matters.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on April 23, 2013

This proxy statement and the 2012 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote as follows:

• Item 1:	FOR each of our three director nominees (Item 1);

• Item 2:	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 (Item 2);

• Item 3:	FOR a non-binding advisory vote regarding executive compensation as disclosed in this proxy statement (Item 3); and

• Item 4:	AGAINST a non-binding shareholder proposal regarding the separation of our Chairman and Chief Executive Officer positions (Item 4).

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission, or the SEC, to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of this proxy statement or the 2012 Annual Report, you may call (212) 632-6637, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2016 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees is a current director of Lazard. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2016

Laurent Mignon, age 49, has served as a director of Lazard Ltd and Lazard Group since July 2009. Mr. Mignon has served as Chief Executive Officer of Natixis (the successor to IXIS Corporate & Investment Bank) since May 2009. From September 2007 to May 2009, he was General Partner of Oddo & Cie, a private French investment bank. Prior to joining Oddo & Cie, Mr. Mignon was the Chief Executive Officer of AGF France. He joined AGF France in 1997 as Chief Financial Officer and was nominated to be a member of the Executive Committee in 1998. Prior to joining the AGF Group, Mr. Mignon held a variety of positions in banking over a ten-year period, ranging from trading to investment banking. Mr. Mignon is a member of the board of directors of Sequana, and a member of the board of directors and of the Audit Committee of Arkema. Mr. Mignon also has been appointed as a member of the management board of Groupe BPCE. Mr. Mignon was selected to be a director of the Company pursuant to an agreement that Lazard entered into with Natixis at the time of our equity public offering in 2005. See “Agreements with Natixis.”

Richard D. Parsons, age 64, has served as a director of Lazard Ltd and Lazard Group since June 2012. Mr. Parsons has been a senior advisor to Providence Equity Partners LLC since September 2009. Mr. Parsons also serves as a member of the Council on Jobs and Competitiveness for the U.S. Office of the President. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc. and The Madison Square Garden Company. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community activities, Mr. Parsons is Chairman of the Apollo Theatre Foundation, Chairman of the Jazz Foundation of America, and a member of the board of directors of the New York City Partnership and Teach for America. Mr. Parsons also is a Trustee of the Museum of Modern Art and the American Museum of Natural History. Mr. Parsons is a member of the Nominating & Governance Committee of the Board of Directors. Mr. Parsons was selected to be a director of the Company because of his extensive and diverse leadership experience with both financial services and non-financial services businesses.

Hal S. Scott, age 69, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of

California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the President of the Committee on Capital Markets Regulation, Inc. Professor Scott is a past President of the International Academy of Consumer and Commercial Law and a past Governor of the American Stock Exchange (2002-2005). Professor Scott is the Chairman of the Nominating & Governance Committee and a member of the Audit Committee of the Board of Directors. Professor Scott was selected to be a director of the Company because of his impressive academic background and expertise in public policy and global financial market regulation as it affects the financial services industry.

Directors Continuing in Office

(Term Expiring in 2014)

Kenneth M. Jacobs, age 54, has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the board of trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of the Company because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, as well as his skills as a trusted advisor, collaborator and team leader.

Philip A. Laskawy, age 71, has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy has served as Chairman of Fannie Mae since September 2008 and is also a member of the board of directors of General Motors Corp., Loews Corp. and Henry Schein, Inc. Mr. Laskawy previously served on the board of directors of Discover Financial Services until September 2008. Mr. Laskawy is the Chairman of the Compensation Committee and a member of the Audit Committee of the Board of Directors. Mr. Laskawy was selected to be a director of the Company because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of a major professional services firm.

Michael J. Turner, CBE, age 64, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008, Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner was appointed a non-executive member of the board of directors of GKN PLC in September 2009 and then Chairman in May 2012. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of the Board of Directors. Mr. Turner was selected to be a director of the Company because of his extensive background, experience and leadership as a former chief executive in the aerospace and defense industry and the Board of Directors’ desire to add geographical diversity to its membership that reflects the Company’s client base in Europe.

Directors Continuing in Office

(Term Expiring in 2015)

Andrew M. Alper, age 55, has served as a director of Lazard Ltd and Lazard Group since October 2012. Mr. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City

Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper previously served on the board of directors of FBR Capital Markets Corporation from January 2007 until June 2009. Mr. Alper is Chairman of the University of Chicago board of trustees and also serves as a Trustee of The University of Chicago Medical Center and the Mount Sinai Medical Center in New York. Mr. Alper is Chairman of the Audit Committee of the Board of Directors. Mr. Alper was selected to be a director of the Company because of his extensive experience with the financial and operational aspects of businesses that are comparable to the Company, as well as his background and experience in government service.

Ashish Bhutani, age 52, has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management (“LAM”) since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer North America of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the board of directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani was selected to be a director of the Company because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

Steven J. Heyer, age 60, has served as a director of Lazard Ltd and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer is the founder and Chief Executive Officer of Avra Kehdabra LLC, a feature animation company. Mr. Heyer is also an investor in, and the Chief Executive Officer of, the Pod Hotel Group. From February 2010 until March 2011, Mr. Heyer served as Chairman and CEO of Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He is a member of the board of directors of Omnicare, Inc. Mr. Heyer has ownership positions in a portfolio of private companies and is a member of many of their boards of directors. Mr. Heyer is a member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee of the Board of Directors. Mr. Heyer was selected to be a director of the Company because of the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies.

Sylvia Jay, CBE, age 66, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Chairman of L’Oreal UK, a position she has held since June 2011. From September 2005 until June 2011 she was Vice Chairman of L’Oreal UK. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Trésor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of Saint-Gobain, Alcatel-Lucent and Groupe Casino, and was Chairman of Food from Britain from 2005 until 2009. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of the Board of Directors. Lady Jay was selected to be a director of the Company because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects the Company’s client base in Europe.

Majority Vote Policy

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda Law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

Information Regarding the Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and Chief Executive Officer, or CEO, of the Company since November 16, 2009. The Board carefully considered a variety of governance arrangements following the tragic death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believed at the time of his appointment, and continues to believe today, that the most effective leadership structure for the Company at this time is for Mr. Jacobs to serve as both Chairman and CEO, and for the Company to have a strong and independent Lead Director with specific governance responsibilities. The Board’s decision is based on its experience working with Mr. Jacobs, as well as its unique knowledge of the Company’s people, businesses, challenges and opportunities. The Board affirmed its decision to retain Mr. Jacobs as both Chairman and CEO – after reconsidering potential leadership alternatives – in April 2012 when the Company released a letter to its shareholders and again in October 2012 when Mr. Jacobs’ employment contract was renewed through March 2016. In making its decision, the Board considered, among other things, the composition of the Board, the role of the Lead Director, the high number of independent members of the Board, the Company’s strong governance practices, the CEO’s working relationship with the Board and the challenges facing Lazard. Mr. Jacobs’ combined role as Chairman and CEO promotes unified leadership, vision and direction for the Board and the Company, and it allows for a single clear focus for the chain of command to execute the Company’s goals, strategies, objectives and business plans.

The Board also believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that it is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right and the obligation to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Steven J. Heyer was appointed as the Lead Director for the Board, effective November 14, 2009. Mr. Heyer is a strong, independent and active Lead Director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Heyer serves as a member of the Compensation Committee, the Audit Committee and the Nominating & Governance Committee.

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the non-management directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the non-management directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other non-management directors, (1) reviewing Board meeting schedules and the agendas for such meetings with the CEO and (2) calling meetings of the non-management directors and setting the agendas in connection with such meetings;

•	reviewing information to be sent to the Board in advance of Board meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talented individuals within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Heyer serving as a separate Lead Director provides the best form of leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

Risk Oversight

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Chief Risk Officer, review with the Audit Committee the categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. Special presentations on risk are made to the full Board at least annually. Updates on risks deemed material to the Company are reviewed at each regular meeting of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

Audit Committee

Andrew M. Alper (Chair), Philip A. Laskawy, Steven J. Heyer and Hal S. Scott

The Audit Committee met five times in 2012. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of our financial statements;

•	assessing the qualifications, independence and performance of our independent auditors;

•	evaluating the performance of our internal audit function;

•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•	ensuring compliance by us with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”.

Compensation Committee

Philip A. Laskawy (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Compensation Committee met 11 times in 2012. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	review and approve the compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan, the 2005 Bonus Plan and the 2008 Incentive Compensation Plan.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the NEOs in the Summary Compensation Table). The Compensation Committee granted to our Chief Executive Officer (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Compensation Advisory Partners, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. The chairman of the Nominating & Governance Committee, at the invitation of the Compensation Committee, participates in year-end discussions concerning the compensation of our Chief Executive Officer. From time to time, Kenneth M. Jacobs, our Chief Executive Officer, will attend meetings of the Compensation Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and equity-based awards) to be paid to each of the other NEOs in the Summary Compensation Table. Alexander F. Stern, our Chief Operating Officer, serves as management’s main liaison with the Compensation Committee and assists the chairman of the Compensation Committee in setting the annual agenda and gathering the requested supporting material for each Compensation Committee meeting. Scott D. Hoffman, our General Counsel, serves as secretary to the Compensation Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay, Richard D. Parsons and Michael J. Turner

The Nominating & Governance Committee met four times in 2012. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee of the Board.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its Committees was approximately 94.8% in 2012. The Board met 14 times in 2012. Each current director attended at least 75% of the meetings of the Board and Committees on which he or she served (and that were held during the periods during which he or she served as a director). In 2012, nine of our ten directors then in office attended the annual general meeting of shareholders.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx.

Policy on Director Qualifications and Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2014 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10112 between December 24, 2013 and January 23, 2014.

Agreements with Natixis

As of March 7, 2013, Natixis (the successor to IXIS Corporate & Investment Bank) held 6,999,800 shares of our Class A common stock, of which 2,000,000 shares of our Class A common stock were acquired in our recapitalization transactions in May 2005 and 4,999,800 shares were acquired in May 2008 upon the settlement of the purchase contracts related to $150 million of our equity security units (which equity security units were also acquired in our recapitalization transactions in May 2005). In connection with this investment by Natixis in May 2005, we agreed to nominate one person designated by Natixis to our Board of Directors until such time as

(1) the shares of our common stock then owned by Natixis, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by Natixis, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by Natixis. Laurent Mignon is currently the Natixis nominee to our Board of Directors.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Messrs. Jacobs and Bhutani are not independent directors of Lazard.

The Board of Directors has determined that Messrs. Alper, Heyer, Laskawy, Parsons, Scott and Turner and Lady Jay do not have a material relationship with Lazard under the Board of Directors’ standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations, the Board of Directors considered financial advisory engagements of Lazard in 2012, 2011 and 2010 by L’Oreal USA, Inc., a sister company of L’Oreal UK. Lady Jay is Chairman of L’Oreal UK, but is not an executive officer of L’Oreal USA. Lazard provided financial advisory services in the ordinary course of business to L’Oreal USA pursuant to these engagements, and the engagements were deemed per se immaterial pursuant to Lazard’s Standards of Director Independence.

The Board of Directors also determined that Mr. Mignon was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Mignon is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in the recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of our Class A common stock at the equity public offering price of $25 per share. In May 2008, Natixis acquired 4,999,800 additional shares of our Class A common stock upon the settlement of the purchase contracts comprising a portion of our equity security units. In connection with the original investment by Natixis in May 2005, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Mignon. Lazard had a cooperation arrangement with Natixis in France during 2012. The cooperation arrangement provided that Lazard Group and Natixis would place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities. In 2012, the cooperation arrangement generated approximately $0.8 million of gross revenue for Natixis and $0.5 million of gross revenue for Lazard. We also received financial advisory fees in 2012, 2011 and 2010 of $0 million, $4.3 million and $2.5 million, respectively, with respect to transactions involving Natixis. The Board of Directors determined, in its business judgment, that these relationships were not material, noting that 2012 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above was less than 1% of the 2012 consolidated gross revenue of each of Natixis and Lazard. See “Agreements with Natixis” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2012

Directors who are officers of the Company do not receive any fees for their service as directors. In 2012, our directors’ compensation program provided that each of our non-employee directors would receive an annual cash retainer of $119,250 and an annual award of deferred stock units, or DSUs, with a grant date value of $145,750. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; and the chair of the Compensation Committee, $20,000; which, in each case, was paid 45% in cash and 55% in DSUs. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee and the Compensation Committee were paid an additional annual retainer of $15,000, which, in each case, was paid 45% in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis (on February 15th, May 15th, August 15th and November 15th), and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board of Directors. The number of DSUs granted is determined based on the closing price of our Class A common stock on the NYSE on the date of grant.

Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan, which was approved by the Board of Directors on May 9, 2006. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the closing price of our Class A common stock on the NYSE on the date of grant.

All DSUs awarded under these arrangements are converted to our Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of the Board of Directors. All DSUs receive dividend equivalents, which are paid in cash, at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee periodically reviews director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)		All Other Compensation (2)	Total
Andrew M. Alper (3)	$8,481	$98,264	(3)	$1,954	$108,699
Steven J. Heyer (4)	—	$370,209		$61,700	$431,909
Sylvia Jay	$132,750	$162,259		$29,833	$324,842
Philip A. Laskawy	$133,038	$162,259		$24,277	$319,574
Laurent Mignon (4)	—	$265,037		$29,197	$294,234
Richard D. Parsons (5)	$52,781	$147,946	(5)	$4,615	$205,342
Hal S. Scott	$137,250	$167,769		$31,083	$336,102
Michael J. Turner	$132,750	$162,259		$29,833	$324,842

(1)	The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 14 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2012 under FASB ASC Topic 718 (based on the closing price of our Class A common stock on the NYSE at the time of the grant) were as follows: Mr. Heyer, 9,050, valued at $206,069; Lady Jay, 7,126, valued at $162,259; Mr. Laskawy, 7,126, valued at $162,259; Mr. Mignon, 6,401, valued at $145,751; Mr. Scott, 7,368, valued at $167,769; and Mr. Turner, 7,126, valued at $162,259. The total number of DSUs held by each of the non-employee directors as of December 31, 2012 was as follows: Mr. Alper, 3,257, Mr. Heyer, 58,419; Lady Jay, 27,930; Mr. Laskawy, 23,140; Mr. Mignon, 28,907; Mr. Parsons, 5,831; Mr. Scott, 29,082; and Mr. Turner, 27,930.

(2)	Represents cash dividends paid on the DSUs held by each of the directors listed in the table.

(3)	Mr. Alper joined our Board of Directors on October 24, 2012. The number and grant date fair value of the DSUs granted to Mr. Alper (based on the closing price of our Class A common stock on the NYSE on the grant date) were as follows: 3,257, valued at $98,264.

(4)	Messrs. Heyer and Mignon elected to defer their quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan. The number and grant date fair value of the resulting DSUs granted in lieu of cash (based on the closing price of our Class A common stock on the NYSE on the applicable grant dates) were as follows: Mr. Heyer, 6,109, valued at $164,141; and Mr. Mignon, 4,442, valued at $119,286.

(5)	Mr. Parsons joined our Board of Directors on June 13, 2012. The number and grant date fair value of the DSUs granted to Mr. Parsons (based on the closing price of our Class A common stock on the NYSE on the applicable grant date) were as follows: 5,831, valued at $147,946.

Vernon E. Jordan, Jr. was a member of our Board of Directors until October 24, 2012, and is a Senior Managing Director of the Company. Gary W. Parr also was a member of our Board of Directors until October 24, 2012, and is a Vice Chairman of the Company. Neither Mr. Jordan nor Mr. Parr is an executive officer of the Company, as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, even though they remain important members of senior management, Messrs. Jordan and Parr cannot be considered NEOs for purposes of the Summary Compensation Table below, and therefore are not included in such table. Messrs. Jordan and Parr did not receive any fees for their service as members of the Board of Directors of the Company in 2012. In connection with our recapitalization in May 2005, each of Messrs. Jordan and Parr entered into retention agreements, as amended from time to time, consistent with the form applicable to our pre-IPO managing directors generally.

The following table sets forth the compensation for each of Messrs. Jordan and Parr for 2012 as required under SEC rules for director compensation disclosure. The table below (i) excludes the full grant date value of the equity awards granted on February 14, 2013, which related to 2012 performance but are not reflected pursuant to applicable SEC rules because they were granted after the end of our 2012 fiscal year; and (ii) includes the full grant date value of equity awards granted on February 10, 2012, which related to 2011 performance.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total
Vernon E. Jordan, Jr.	2012	$500,000	$567,500	$1,030,000	$531,254	$2,628,754
Senior Managing Director
Gary W. Parr	2012	$750,000	$2,750,000	$6,500,000	$22,863	$10,022,863
Vice Chairman

(1)	The value of RSUs and restricted stock is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See the narrative discussion under the heading “Compensation of Executive Officers—Grants of Plan-Based Awards” below for a description of the terms and conditions of the February 2012 grants. As of December 31, 2012, Mr. Parr held 266,171 RSUs and 334,523 shares of restricted stock, which includes 54,745 shares of restricted stock granted to Mr. Parr in 2012 and a right to receive 36,496 RSUs granted to Mr. Parr in 2012, each in respect of 2011 compensation pursuant to the Letter Agreement (defined below). Mr. Jordan, who is currently eligible to retire, had all of his prior RSU awards vest in 2010 pursuant to our RSU Retirement Policy. See “Compensation Discussion and Analysis—Design of Our Compensation Programs—Performance-Based Incentive Compensation” for a discussion of the RSU Retirement Policy. As of December 31, 2012, Mr. Jordan held a total of 63,010 shares of restricted stock, which includes restricted stock that he received upon the vesting of such RSUs and which remain subject to all restrictive covenants, including continued compliance with the non-compete, non-solicit and other provisions, contained in the original RSU award agreement through the original vesting date of the RSUs.

(2)	Messrs. Jordan and Parr are the beneficiaries of Company-provided life insurance, long-term disability insurance and excess liability insurance policies. In addition, the Company pays a portion of each of their health insurance premiums, as it does for all U.S. employees.

Pursuant to a letter agreement entered into with Mr. Jordan in 1999, and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to the Company of providing Mr. Jordan with use of this apartment was $293,626 in 2012. Mr. Jordan also received a tax gross-up payment of $221,048 as reimbursement for taxes paid on the imputed income from the use of the apartment.

Perquisite compensation for Mr. Parr includes the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

Mr. Parr’s retention agreement was supplemented by a letter agreement, dated as of April 21, 2010, which sets forth his right to a guaranteed level of compensation through calendar year 2012. The letter agreement was amended on February 27, 2012 to reflect Mr. Parr’s voluntary agreement to restructure his 2011 compensation (as amended, the “Letter Agreement”), and was similarly amended to restructure his 2012 compensation. The letter agreement (without regard to any amendment) provided that so long as Mr. Parr remained employed by the Company at the end of the relevant year or was terminated without “cause”, he was entitled to receive a guaranteed annual payment of no less than $10 million (the “Annual Payment”), with at least $750,000 payable as annual base salary in accordance with the Company’s normal practices. The cash portion of Mr. Parr’s Annual Payment was stated to be the greater of (i) $5 million and (ii) an amount calculated by multiplying the percentage of the average cash portion of annual total compensation paid to the Company’s Deputy Chairmen who have not yet reached retirement age in the relevant year by the Annual Payment. The remaining portion of the Annual Payment was to be granted in RSUs upon the same terms and conditions as grants made to the Company’s Deputy Chairmen in the prior year.

In accordance with a prior letter agreement with Mr. Parr, the letter agreement included a gross-up payment in connection with any excise tax imposed under Section 4999 of the Code. We will not enter into, and have not entered into, any amendment to the Letter Agreement with Mr. Parr that provides for a continuation of such an excise tax gross-up payment. The Letter Agreement has expired with respect to compensation for periods after December 31, 2012.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 7, 2013, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B common stock were as follows (except for the persons whose beneficial share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned (a)	Percentage of Shares of Class A Common Stock Beneficially Owned (b)	Percentage of Voting Power (c)
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	6,268,576	5.2%	5.1%

Natixis 30 Avenue Pierre Mendes-France Paris, France 75013	6,999,800	5.8%	5.7%

Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, NY 10017	6,291,304	5.2%	5.1%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	10,253,427	8.4%	8.3%

(a)	Shares of Class A common stock beneficially owned by Ariel Investments, LLC, Trian Fund Management, L.P. and T. Rowe Price Associates, Inc. are based on Schedules 13G that were filed on February, 14, 2013, February 14, 2013 and February 12, 2013, respectively.

(b)	For purposes of this calculation, the total number of shares of Class A common stock excludes 6,537,705 shares owned by the Company’s subsidiaries.

(c)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock that each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 7, 2013 (including any RSUs which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable securities) (a) (b) (c)	Percentage of Class A Common Stock (a)	Percentage of Voting Power (d)
Kenneth M. Jacobs	1,019,901	*	*
Andrew M. Alper	3,257	*	*
Ashish Bhutani	642,736	*	*
Steven J. Heyer	59,512	*	*
Sylvia Jay	27,930	*	*
Vernon E. Jordan, Jr. (e)(f)	106,145	*	*
Philip A. Laskawy	26,140	*	*
Laurent Mignon (g)	7,029,500	5.8%	5.7%
Gary W. Parr (h)	1,321,627	1.1%	1.1%
Richard D. Parsons	5,831	*	*
Hal S. Scott	29,082	*	*
Michael J. Turner	27,930	*	*
Matthieu Bucaille	162,334	*	*
Scott D. Hoffman	56,711	*	*
Alexander F. Stern	121,079	*	*
All directors and executive officers as a group (15 persons)	10,639,715	8.7%	8.6%

*	Less than 1% beneficially owned.

(a)	For purposes of this calculation, the total number of shares of Class A common stock excludes 6,537,705 shares owned by the Company’s subsidiaries.

(b)	RSUs granted to our executive officers and directors that vest more than 60 days after the date of this proxy statement have not been included in the table above in accordance with SEC rules.

(c)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors under Lazard’s directors’ compensation program in the following aggregate amounts: Mr. Alper, 3,257 shares; Mr. Heyer, 59,512 shares; Lady Jay, 27,930 shares; Mr. Laskawy, 23,140 shares; Mr. Mignon, 29,700 shares; Mr. Parsons, 5,831 shares; Mr. Scott, 29,082 shares; and Mr. Turner, 27,930 shares. These DSUs convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board. See “Director Compensation for 2012.”

(d)	The percentage of voting power includes the aggregate voting power of both the Class A common stock and Class B common stock.

(e)	Mr. Jordan is currently a Senior Managing Director of the Company. Mr. Jordan resigned from the Board on October 24, 2012. Mr. Jordan’s ownership of 106,145 shares of Class A common stock was reported on a Form 4 filed with the SEC on February 10, 2012.

(f)	Includes shares of Class A common stock issued upon the vesting of certain RSUs pursuant to the terms of Lazard’s amended retirement policy. The shares remain subject to certain restrictions on transfer, and other covenants, in accordance with the vesting schedule of the prior RSU awards.

(g)	Includes 6,999,800 shares of our Class A common stock that are held by Natixis. Mr. Mignon is the Chief Executive Officer of Natixis.

(h)	Mr. Parr is currently a Vice Chairman of the Company. Mr. Parr resigned from the Board on October 24, 2012. Mr. Parr’s ownership of 1,321,627 shares of Class A common stock was reported on a Form 5 filed with the SEC on February 14, 2013.

Compensation Discussion and Analysis

Executive Summary

Our Compensation Committee, which is comprised entirely of independent directors, determined the 2012 compensation of our named executive officers, or NEOs: Kenneth M. Jacobs, Chairman and Chief Executive Officer, or CEO; Ashish Bhutani, Chief Executive Officer of Lazard Asset Management; Matthieu Bucaille, Chief Financial Officer; Scott D. Hoffman, General Counsel; and Alexander F. Stern, Chief Operating Officer.

2012 Business Performance Highlights

As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2012 Annual Report on Form 10-K, our Company performed well in 2012 and delivered strong results compared to 2011, despite difficult financial markets. We made substantial progress toward a variety of the strategic goals that we articulated to our shareholders in April 2012, some of which are reflected in the table below. We believe that our compensation philosophy and discipline contributed to our strong performance.

Our Compensation Committee focused on the following selected financial information in evaluating the performance of our NEOs and setting their incentive compensation—that is, all compensation beyond their base salary—for 2012.

Selected Consolidated Financial Metrics

($ in millions)

	2012	2011
Operating Revenue (1)	$1,971	$1,884
% Growth	5%

Awarded Compensation (1)	1,171	1,169
% of Operating Revenue	59.4%	62.0%
% Growth	0%

Adjusted Non-Compensation (1)	421	400
% of Operating Revenue	21%	21%

Operating Margin (based on Awarded Compensation) (2)	19%	17%
% Growth	12%

Return of Capital (3)	540	375

Total Shareholder Return (1-Year) (4)	19%	(32%)

Endnotes to this Compensation Discussion and Analysis are located on page 44.

Selected 2012 Business Performance Highlights

•	Our 2012 operating revenue of $1,971 million was near our record level set in 2007 (a strong year for the financial services industry generally) and up 5% from 2011.

•

Our Financial Advisory business’s operating revenue in 2012 was $1,049 million, up 6% from 2011. 2012 operating revenue for the M&A and Other Advisory divisions of our Financial Advisory business was $793 million, up 13% from 2011, notwithstanding a 14% decrease in global completed M&A transactions during the same period. We maintained our position as the leading global independent financial advisory firm, and we reinforced our position as a leader in providing cross-border M&A, restructuring, capital structure and sovereign advisory services to clients around the globe.

•

Our Asset Management business’s operating revenue in 2012 was $882 million, effectively matching the record set in 2011, and assets under management as of December 31, 2012 reached a record of $167 billion, up 18% from year-end 2011. We enhanced our reputation as a world-class asset manager, predominantly serving institutional clients around the globe through a diverse offering of investment platforms and myriad geographic locations.

•

Notwithstanding the 5% increase in operating revenue during 2012, our 2012 awarded compensation and benefits expense, or awarded compensation, remained essentially level with 2011. Our 2012 ratio of awarded compensation to operating revenue, or our awarded compensation ratio, was 59.4%, compared to 62.0% for 2011.

•

We advanced the cost saving initiatives that we announced in October 2012, which we expect to result in improved profitability with minimal impact on revenue growth through approximately $125 million in annual savings from our existing cost base. We expect to realize at least two-thirds of the expense savings in 2013, and we expect the full impact of the expense savings to be realized in 2014. We expect pre-tax implementation expenses to range between $110 million and $130 million, primarily relating to compensation expense. We incurred $103 million of these expenses in the fourth quarter of 2012.

•

In addition, we paid $140 million in dividends on our Class A common stock, and we repurchased 12.8 million shares of our Class A common stock for $355 million during 2012, at an average price of $27.66 per share. These share repurchases more than offset the dilutive effect of equity awards granted in February 2012.

2012 Compensation Highlights

•

Notwithstanding the 5% increase in operating revenue during 2012, our 2012 awarded compensation remained essentially level with 2011, and total 2012 awarded compensation for our NEOs was 5% lower than 2011.

•

77% to 92% of each NEO’s 2012 awarded compensation was paid in the form of performance-based compensation. As further discussed under “Compensation for Each of Our NEOs in 2012” below, our Compensation Committee granted this compensation after evaluating each NEO’s performance in light of our financial results, including our progress toward key strategic objectives set in early 2012 involving operating revenue, awarded compensation, operating margin, cost savings and return of capital.

•	At least 50% of each NEO’s 2012 awarded compensation was paid in the form of long-term incentive compensation.

•

Approximately 60% of 2012 awarded compensation for Mr. Jacobs was paid in the form of performance-based restricted stock units, or PRSUs, which vest 33% two years, and 67% three years, after the grant date based on both the achievement of long-term performance goals and satisfaction of service conditions. PRSUs replaced restricted stock units, or RSUs, which are similar to PRSUs but are only subject to service conditions, as the vehicle for providing Mr. Jacobs with long-term incentive compensation for 2012.

•

Approximately 45% of 2012 awarded compensation for each of Messrs. Bucaille, Hoffman and Stern was paid in the form of PRSUs. An additional 9%, 9% and 14% of 2012 awarded compensation for Messrs. Bucaille, Hoffman and Stern, respectively, was paid in the form of restricted stock units, or RSUs, which share the same vesting schedule as PRSUs and are subject to forfeiture through the applicable vesting date. The ultimate value of the RSUs will directly depend upon the long-term performance of our Class A common stock.

•

Approximately 33% of 2012 awarded compensation for Mr. Bhutani was paid in the form of PRSUs. An additional 17% of 2012 awarded compensation for Mr. Bhutani was paid in the form of Lazard Fund Interests, or LFIs, which share the same vesting schedule as PRSUs and are subject to forfeiture through the applicable vesting date. The ultimate value of the LFIs will directly depend upon the long-term performance of the underlying investment funds managed by our Asset Management business.

•

We entered into an amended retention agreement with our CEO in October 2012 that eliminated the excise tax gross-up provision and reduced the change in control severance to which he was previously entitled.

•

We also entered into amended retention agreements with our other NEOs in March 2013 that eliminated their excise tax gross-up provisions (except for Mr. Bhutani, who entered into his retention agreement in August 2011, after we committed not to enter into any new retention agreements that provide for excise tax gross-ups, and accordingly, did not have such a provision) and reduced the change in control severance to which they were previously entitled.

As exemplified by our compensation practices in 2012, we remain committed to our long-term goal of limiting increases in our compensation expense, so that our compensation expense grows at a rate that is less than the rate of our revenue growth. We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time. We achieved an awarded compensation ratio of 59.4% for 2012, down from 62.0% in 2011. Our ratio of adjusted compensation and benefits expense, or adjusted compensation, to operating revenue was 61.8% for 2012, compared to 62.0% for 2011. For a description of how we calculate our awarded compensation ratio and our adjusted compensation ratio, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations”, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

We also applied our firm-wide discipline on compensation expense to our NEOs. As illustrated in the chart below, the total 2012 awarded compensation for our NEOs was 5% lower than 2011, notwithstanding our financial and other achievements described above.

2012 Operating Revenue vs. NEO Compensation

(a)	NEO SCT Compensation refers to total compensation as reported in the table under “Summary Compensation Table” below.

2012 Shareholder Advisory Vote Regarding Executive Compensation

Improving our Compensation Programs

•	In April 2012, our shareholders provided an advisory vote in favor of our executive compensation for 2011, but only by a slim majority.

•

We have discussed our compensation programs with many of our shareholders since the distribution of our March 2012 proxy statement in order to better understand their views regarding our compensation programs.

•	Our shareholders spoke in April 2012, and our Compensation Committee and NEOs listened. Our Compensation Committee has reassessed and tailored our compensation programs accordingly.

•

Notwithstanding our financial and other achievements in 2012, including the 5% increase in our operating revenue during 2012, our Compensation Committee approved a 2012 awarded compensation ratio of 59.4%, a 2.6 percentage point decrease from the 2011 awarded compensation ratio. Awarded compensation for our NEOs in 2012 fell by 5%, in spite of our financial and other achievements.

•

We simplified our long-term incentive plan by streamlining payout metrics for performance-based awards, updating the scoring ranges and reference points and increasing the portion of pay tied directly to the achievement of long-term performance goals.

•

The Compensation Committee, in consultation with its independent compensation consultant, updated the primary peer group used for compensation comparison purposes and excluded certain companies with which we compete for financial service professionals, but that substantially exceed our revenues and market capitalization. The Compensation Committee considered these excluded companies, but as a reference group to provide a broader perspective on competitive pay levels and practices.

•

We adopted stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares (including restricted Class A common stock and RSUs) equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his base salary. Each NEO has five years to attain the required ownership levels. All of our NEOs currently exceed the required ownership levels. In addition, our directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board.

•

We adopted a compensation clawback policy for our NEOs. Pursuant to our clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an NEO was based on any financial results or operating metrics that were achieved as a result of that NEO’s intentional fraudulent or illegal conduct, we will seek to recover from the officer such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law.

•

We adopted “double-trigger” vesting for NEO long-term incentive awards. Any such awards granted in 2013 (which relate to 2012 performance) and later will not immediately accelerate upon a change in control, but instead will require both a change in control and another customary event to vest.

•

We put in place new retention agreements for each of our NEOs, which eliminated excise tax gross-up provisions, decreased the change in control severance for our NEOs, and made a variety of other adjustments based on feedback from our shareholders, evolving best practices and our commitment to excellence in compensation governance.

•

Our Compensation Committee enhanced the structure of its NEO evaluation and compensation decision-making process, increasing its focus on the Company’s financial results and progress regarding key strategic metrics in determining the amount of incentive compensation awarded to our NEOs.

•

We also implemented a variety of corporate governance improvements. Among other matters, we increased the proportion of independent members of our Board of Directors (one of whom is our Lead Director) to 80%, we instituted a majority vote policy on director elections, and we rotated the chairs of two of our three Board Committees.

Our Compensation Philosophy and Objectives

We Strive to Retain and Attract Talented Individuals. Our people are our most important asset. It is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, especially given the uneven economic recovery worldwide and the current regulatory environment.

•

We prudently invest in human capital. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand the needs of our business and culture. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company.

•

Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key personnel. We believe our compensation policy has been effective in recent years, enabling us to retain and attract key personnel and resulting in low voluntary attrition.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

•

Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary and incentive compensation. Our annual performance-based incentive compensation awards generally include cash bonuses, deferred cash awards, PRSUs, RSUs and LFIs.

•

Performance-based incentive compensation is the principal component of our compensation strategy. We have tailored our compensation programs so that incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business unit performance. We also consider competitive compensation practices in the financial services industry.

•

We grant long-term awards with multi-year vesting horizons and value that fluctuates with performance. The RSUs, PRSUs, restricted shares of Class A common stock, or restricted stock, and LFIs awarded to our NEOs and employees align the interests of our NEOs and employees with the interests of our shareholders—and link the value of these awards to performance—as the value that each individual realizes upon vesting depends, for restricted stock, RSUs and PRSUs, on the long-term performance of our Class A common stock and business, respectively, and, for LFIs, on the performance of investment funds managed by our Asset Management business. It also helps to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture.

•

We grant at-risk, performance-based long-term incentive awards. As disclosed in our 2012 proxy statement, in 2012, the Compensation Committee instituted a new long-term incentive program, the LTIP program, under which it planned to grant at-risk performance-based awards based on three-year forward-looking performance metrics to establish another link between the payout of long-term incentive awards and the performance of our business. In March 2013, in consultation with the Compensation Committee’s independent compensation consultant, the Compensation Committee improved the LTIP program to, among other things, simplify the previously announced performance metrics applicable to awards and update the scoring ranges and references by which these metrics are evaluated. At that time, the Compensation Committee determined to utilize PRSUs for purposes of award grants. The PRSUs subject 60% of the total compensation awarded to Mr. Jacobs for 2012, 45% of the total compensation awarded to each of Messrs. Bucaille, Hoffman and Stern for 2012, and

33% of the total compensation awarded to Mr. Bhutani for 2012 (in each case based on the PRSUs vesting at the target level), to full risk of loss in the event of failure to achieve applicable performance goals. The PRSUs vest 33% two years, and 67% three years, after the date of grant and pay out based on the achievement of three-year forward-looking performance criteria relating to our Volatility Adjusted Revenue Growth Ratio, our Capital Return Ratio and our Operational Leverage Ratio—which align directly with our long-term strategy of driving shareholder returns—in addition to satisfaction of the applicable service conditions.

We are Committed to Compensation Governance and Independence. Our Compensation Committee, which determines and implements our compensation philosophy, is committed to ensuring that our compensation programs conform to our pay-for-performance paradigm.

•

We maintain an independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors. In October 2012, our Board of Directors appointed a new independent chairman of the Compensation Committee.

•

Our Compensation Committee continually reassesses our compensation programs. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in the first quarter of each year in connection with year-end compensation decisions.

•

Our Compensation Committee engages an independent compensation consultant. In October 2012, the Compensation Committee directly and independently engaged Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to assist it with compensation analyses, including through the use of compensation data of certain of our competitors. CAP performs no work for the Company other than advising the Compensation Committee with respect to compensation matters. The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest. Before the Compensation Committee engaged CAP, Hay Group, Inc., or Hay Group, served as the Compensation Committee’s independent compensation consultant. During 2012, Hay Group performed no work for the Company other than advising the Compensation Committee with respect to compensation matters. Hay Group’s services to the Compensation Committee ended in October 2012 prior to most of the material compensation decisions for 2012. We believe Hay Group’s work did not raise any conflicts of interest.

•

We conduct an annual shareholder advisory vote regarding executive compensation. We value our shareholders’ views regarding many topics, including compensation for our NEOs. Our shareholders asked us to annually solicit their feedback on our compensation programs, and we now hold an annual advisory vote regarding executive compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote, as well as related feedback provided by shareholders, as part of its annual assessment of our compensation programs. We encourage our shareholders to engage with us in constructive dialogue regarding our compensation programs.

•

We have an anti-hedging policy, and we have adopted stock ownership guidelines and a clawback policy. We have an anti-hedging policy applicable to our NEOs and, as described above under “2012 Shareholder Advisory Vote Regarding Executive Compensation”, we recently adopted stock ownership guidelines and a clawback policy, both of which are applicable to our NEOs.

Executive Compensation Practices

What We Do

✓

Pay for Performance. We tie pay to performance. Almost all of the compensation we pay to our NEOs is not guaranteed. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation. We grant performance-based equity awards, including awards based on transparent, objective, three-year forward-looking payout metrics.

✓	Apply Multi-Year Vesting to Equity Awards. The PRSUs, RSUs and LFIs granted to our NEOs for 2012 vest 33% two years, and 67% three years, after the grant date.

✓

Utilize Stock Ownership Guidelines. We have adopted clear stock ownership guidelines, which all of our NEOs exceed. In addition, our directors receive a majority of their annual compensation in the form of deferred stock units, or DSUs, which are not settled, and therefore remain invested in the Company, until the director leaves our Board of Directors.

✓	Employ Clawback and Anti-Hedging Policies. We have compensation clawback and anti-hedging policies applicable to our NEOs.

✓	Apply Reasonable Post-Employment / Change in Control Provisions. We have reduced the severance payable following a change in control under all NEO retention agreements.

✓	Apply Double-Trigger Vesting. RSUs, PRSUs and LFIs granted to our NEOs for 2012 compensation and thereafter will not automatically vest upon a change in control.

✓

Have a Lead Director and a High Number of Independent Directors. 80% of the members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a Lead Director position that balances the combined Chairman and CEO position. Our current Lead Director is an independent member of the Board of Directors and a member of all Committees of the Board of Directors, including the Compensation Committee.

✓

Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant, in connection with our compensation programs generally and NEO compensation specifically.

✓	Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

✓

Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock.

What We Don’t Do

X	No Excise Tax Gross-Ups Upon Change in Control. We have eliminated excise tax gross-ups in connection with change in control payments from all NEO retention agreements.

X	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, none of our NEOs’ compensation for 2012 was guaranteed. Instead, all of their compensation was at risk based on performance.

X	No Hedging Transactions or Short Sales. We do not permit our NEOs to enter into hedging transactions or short sales in respect of our Class A common stock.

Design of Our Compensation Programs—Base Salary

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

•

Base salaries are approved by our Compensation Committee. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with the independent compensation consultant. During 2012, each of our NEOs was a party to a retention agreement with the Company that provided for a minimum annual base salary during the term of those agreements. Each of the amended retention agreements we entered into in 2012 and 2013 retained the salary levels paid to each NEO during 2012. See “Amended NEO Retention Agreements” and “Retention Agreements with our NEOs” below.

•

Base salaries are the only component of NEO compensation that is not tied to performance. As further described below under “Design of our Compensation Programs—Performance-Based Incentive Compensation”, all other forms of compensation that we pay to our NEOs are linked to performance.

•

Base salaries represent a small proportion of total NEO compensation. As described below under “Compensation for Each of Our NEOs in 2012”, most of the compensation that we pay to our NEOs is performance-based compensation.

Design of Our Compensation Programs—Performance-Based Incentive Compensation

Cash Bonuses. Except for base salaries, all cash compensation opportunity is based on a combination of Company and individual performance. Accordingly, the cash compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance.

Restricted Stock Unit Awards. RSUs are contractual rights to receive shares of our Class A common stock upon vesting. The RSUs granted to our NEOs in 2013 (which relate to 2012 performance) vest 33% two years, and 67% three years, after the date of grant, subject to the executive’s continued service with the Company. With respect to 2012, neither Mr. Jacobs nor Mr. Bhutani received any RSUs, and 9%, 9% and 14% of the awarded compensation for Messrs. Bucaille, Hoffman and Stern, respectively, was comprised of RSUs.

•

RSUs are performance-based awards that enhance shareholder value. We believe RSU awards enhance shareholder value by aligning the long-term interests of our NEOs, managing directors and senior professionals with those of shareholders. Because the amount an individual realizes upon the vesting of RSUs directly depends on the value of our Class A common stock at that time, each individual who receives an RSU becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders. In this way, the performance of our Company over time directly affects the value of our RSU awards—which can fluctuate in value over time and could have very low value upon vesting in the event of poor Company performance.

•

RSUs help retain key employees. RSUs also serve as an important retention mechanism by subjecting a significant portion of each recipient’s compensation to forfeiture if he or she leaves the firm prior to the vesting date. Our NEOs each own considerable interests in the Company through previous grants of RSUs and restricted stock. As a result, we believe our NEOs have a demonstrable and significant interest in remaining with the Company and increasing shareholder value over the long term. For additional information about the RSUs and shares of our Class A common stock held by each of our NEOs, see “Beneficial Ownership of Directors, Director Nominees and Executive Officers” and “Outstanding Equity Awards at 2012 Fiscal Year-End” below.

•

Vesting requirements and other restrictions regarding RSU awards. RSU awards are typically made in early February following our year-end earnings release. This year, RSUs were granted to each of our NEOs (other than Messrs. Jacobs and Bhutani) on March 12, 2013. The number of RSUs actually granted to an NEO was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the NEO as an RSU award by the average closing price of our Class A common stock on the NYSE on the five trading days ending on February 13, 2013 (i.e., $36.95). The RSUs granted on March 12, 2013 will vest 33% on March 2, 2015 and 67% on March 1, 2016. Unlike awards granted in 2012 and earlier, the RSUs granted to our NEOs will not automatically vest in the event of a change in control, but rather will require a subsequent qualifying termination in order to be eligible for accelerated vesting. In exchange for their RSU awards, all recipients, including our NEOs, agreed to restrictions on their ability to compete with the Company or to solicit our clients and employees, which protect the Company’s intellectual and human capital.

Lazard Fund Interest Awards. In February 2011, in order to more closely align the compensation and performance of our employees in the Asset Management business with the interests of shareholders, the Company adopted LFIs as a new form of long-term incentive compensation. In February 2012, the Company gave all of our managing directors and other senior professionals (with the exception of our NEOs) the option to participate in the LFI program as part of their incentive compensation for 2012. As the CEO of Lazard Asset Management, the Compensation Committee determined that Mr. Bhutani’s participation in the LFI program for 2012 would be mandatory (with respect to 2012, LFIs comprised 17% of his awarded compensation), and the Compensation Committee did not permit Messrs. Jacobs, Bucaille, Hoffman and Stern to participate in the LFI program.

•

LFIs are performance-based awards that enhance shareholder value. LFIs represent actual or notional interests in certain investment funds managed by LAM or LFG and, accordingly, should enable eligible employees to directly benefit from the performance of such funds. Recipients of LFIs are awarded a dollar value, which is invested (or deemed invested) in specified investment funds as directed by the recipient and held in a restricted brokerage account for the benefit of the recipient. The value that each recipient realizes upon vesting depends on the performance of the applicable investment funds managed by our Asset Management business. In this way, the performance of our Asset Management business over time directly affects the value of our LFI awards—which also can fluctuate in value over time and could have very low value upon vesting in the event of poor fund performance. Given that our Asset Management business contributes approximately half of our annual operating revenue, which in turn directly benefits our shareholders, we believe that LFIs align the interests of recipients with the interests of our shareholders.

•

LFIs help retain key employees. Like RSUs, LFIs also serve as an important retention mechanism by subjecting a significant portion of each recipient’s compensation to forfeiture if he or she leaves the firm prior to the vesting date.

•

Vesting requirements and other restrictions regarding LFI awards. LFI award agreements generally contain the same vesting, change-in-control, restrictive covenant and forfeiture provisions as RSU award agreements (including, for LFIs awarded to Mr. Bhutani in 2013 and later, the “double-trigger” vesting provisions described above in connection with a change in control). In the event that the investment funds in which the LFIs are invested distribute earnings, such earnings are automatically re-invested in additional LFIs. These distributions will have the same restrictions as the underlying LFIs to which they relate. Mr. Bhutani was granted LFIs on March 12, 2013 that will vest 33% on March 2, 2015 and 67% on March 1, 2016.

PRSU Awards. The Compensation Committee adopted the LTIP program at the beginning of 2012 to establish another link between the payout of long-term incentive awards and the performance of our business, as well as to place a portion of pay at risk based on three-year forward-looking financial metrics and our performance relative to the performance of our peers. As discussed above and based in part upon recommendations from our shareholders, in March 2013, the Compensation Committee improved the LTIP program in order to, among other things, simplify the previously-announced performance metrics, update the scoring and reference ranges applicable to awards, and utilize PRSUs for purposes of award grants. PRSUs are restricted stock units that are subject to both performance-based and service-based vesting conditions. In addition, the Compensation Committee determined that Mr. Bhutani would participate in the program along with the other NEOs.

•

PRSU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRSU awards supplement our existing risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs for a given year (approximately 60% of the 2012 awarded compensation for our CEO and 33%-45% of the 2012 awarded compensation for our other NEOs) to full risk of loss based upon the long-term financial performance of our business, measured against objective, pre-established performance goals.

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PRSU awards involve a transparent payout mechanism. PRSU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRSUs to vest are tied to factors that we consider to be critical measures of our success and our ability to return value to our shareholders. Importantly, the financial information that is used in measuring the Company’s and an NEO’s performance with respect to these metrics is readily available to shareholders, including through our annual earnings releases. PRSUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

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Payouts under PRSU awards are based on objective financial metrics. The number of shares of Class A common stock that a recipient will realize upon vesting of a PRSU award will be calculated by reference to financial metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and a relative basis. These metrics rely on criteria such as revenue growth, returns to shareholders and operating leverage. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score. PRSU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics.

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Payouts under PRSU awards will depend on long-term financial performance and could be equal to zero. The target number of shares of Class A common stock subject to each PRSU is one. Based on the achievement of performance criteria, as confirmed by the Compensation Committee, the number of shares of Class A common stock that may be received in connection with each PRSU will range from zero to three times the target number. PRSUs for the 2012 compensation cycle relate to our performance over the three-year period beginning on January 1, 2012 and ending on December 31, 2014. Unless threshold performance levels are satisfied during this period, all such PRSUs will be forfeited, and the NEOs will not be entitled to any payments with respect to such awards.

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Payouts under PRSU awards are determined, in part, by reference to the performance of our peers. As further discussed below, one of the three financial metrics used to calculate payouts under PRSU awards includes a relative measure. By including this measure, our Compensation Committee intended that our performance be judged against what our competitor companies were able to accomplish under the same general market conditions during the performance period.

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PRSU awards also include service-based and other vesting criteria. In addition to the applicable performance criteria, PRSU award agreements generally contain the same vesting, change-in-control, restrictive covenant and forfeiture provisions as RSU and LFI award agreements with our NEOs, including “double-trigger” vesting provisions, with certain variations to reflect the impact of a termination of employment or a change in control on performance conditions. The target number of shares of Class A common stock that are subject to the PRSUs that were granted for the 2012 compensation cycle was determined using the same methodology and price that were used in connection with RSUs that were granted for the 2012 compensation cycle.

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PRSUs advance our pay-for-performance paradigm. By coupling the potential value of the PRSUs with our degree of financial success, we believe we have created another strong link between value realized by our shareholders and value to the NEOs. Each NEO knows—at the beginning of a fiscal year—that the year is a component of a three-year, forward-looking PRSU performance measurement period and that his compensation under PRSU awards will be determined in part based on the Company’s performance during that fiscal year. Each NEO is updated at least annually on our progress.

PRSU Financial Metrics and Scoring. The Compensation Committee determined that three financial ratios are the most appropriate and, taken together, comprehensive financial metrics for purposes of PRSU awards: our Volatility Adjusted Revenue Growth Ratio, or VARGR, our Capital Return Ratio, or CRR, and our Operational Leverage Ratio, or OLR, each of which is described in further detail below. Collectively, the VARGR, CRR and OLR metrics align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on reducing volatility, increasing operating leverage and returning capital to our shareholders. These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders. An explanation of the importance of each financial ratio is set forth below.

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VARGR: Volatility Adjusted Revenue Growth Ratio. We seek to generate stable, high-quality revenue growth, and we believe that our shareholders value such revenue growth. Our innovative business model incorporates balanced growth initiatives and a diversity of businesses, including operations that are countercyclical, which we believe ultimately produces less volatile revenues. We believe that the VARGR performance metric aligns directly with our objective of achieving revenue growth while simultaneously limiting volatility in order to promote consistent, high-quality revenue growth over time. And, as described in more detail below, we evaluate this metric against the members of a relevant peer group.

Explanation of the VARGR Metric

Relative Performance Measure

Step 1:	We establish our annual operating revenue growth rate for each fiscal year within the three-year performance period. We adjust this growth rate for debt valuation adjustment, and for certain acquisitions that may have occurred during the period, in each case, if applicable, as these items can substantially affect reported revenues and can reduce comparability among us and our peers. We then combine each of these operating revenue growth rates into a single compound operating revenue growth rate for the entire performance period.

Step 2:	We divide the compound annual operating revenue growth rate established in Step 1 by the historical volatility of our compound annual operating revenue growth rate (i.e., the standard deviation in our compound annual operating revenue growth rate over the preceding ten-year period). This normalizes our operating revenue growth rate and reduces the disproportionate impact of any nonrecurring events that may have occurred in a given year. Ultimately, this enhances operating revenue growth rate comparability among us and our peers. The value we obtain is our VARGR.

Step 3:	We determine our peers’ VARGRs, in each case using the most appropriate revenue statistic and applying Steps 1-2 above. Given their mix of businesses, the peer group for PRSUs granted in connection with 2012 compensation is: AllianceBernstein, Bank of America Merrill Lynch, BlackRock, Citigroup, Credit Suisse, Deutsche Bank, Evercore, Goldman Sachs, Greenhill, JP Morgan, Legg Mason, Morgan Stanley, Schroders and UBS. We selected this peer group, which is different than the peer group used for comparative compensation analyses described under “Compensation for Each of Our NEOs in 2012”, because we feel that this peer group more accurately reflects the companies with which we actively compete in the financial services industry (without regard to their relative size, which is relevant to compensation, but not relevant to their indicative growth rates).

Step 4:	We determine our VARGR score based on our VARGR ranking relative to the VARGRs of our peers. The VARGR scoring table is below.

Lazard VARGR Percentile Rank	VARGR Score
Lazard Rank < 20%	0.00

Lazard Rank = 20%	0.25

Lazard Rank = 40%	0.75

Lazard Rank = 60%	1.25

Lazard Rank > 80%	3.00

If our VARGR ranking is between levels set forth in the table above, we will interpolate our VARGR score based on the scores provided for the closest levels.

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CRR: Capital Return Ratio. We endeavor to return capital to our shareholders, including by paying dividends to our shareholders, repurchasing equity and minimizing the need for additional capital in our business. We believe that our shareholders value our success in returning capital to them, and that the CRR performance metric aligns directly with our objective of returning capital.

Explanation of the CRR Metric

Absolute Performance Measure

Step 1:	For each fiscal year during the performance period, we first calculate capital returned to shareholders, which we define for this purpose as (A) the aggregate value of dividends paid to our shareholders and the aggregate distributions by Lazard Group to its members (other than our subsidiaries, and excluding any tax distributions) during the fiscal year, plus (B) the aggregate amount of funds used for equity (including Lazard Group membership interest) repurchases during the fiscal year, plus (C) the value of our Class A common stock withheld for tax purposes during the fiscal year upon vesting of equity-based awards.

Step 2:	For the same fiscal year, we calculate our cash flow during the fiscal year, which we define for this purpose as (A) our net income for the fiscal year, calculated in the adjusted manner set forth in our annual earnings release for the fiscal year (primarily to enhance comparability between periods) plus (B) the amortization expense arising from year-end equity-based and LFI awards granted in prior years and recorded during the fiscal year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition, minus (D) the value of amounts used to fund investments relating to LFI awards, minus (E) amounts used to reduce outstanding debt.

Step 3:	We establish our CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each fiscal year in the performance period by (B) the sum of the amounts obtained in Step 2 for each fiscal year in the performance period. We then determine our CRR score based on the table set forth below.

Lazard CRR	CRR Score
CRR < 50%	0.00

CRR = 50%	0.50

CRR = 55%	1.00

CRR = 60%	1.50

CRR = 65%	2.50

CRR > 70%	3.00

If our CRR is between levels set forth in the table above, we will interpolate our CRR score based on the scores provided for the closest levels.

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OLR: Operational Leverage Ratio. We are committed to effectively managing the costs of our business, including through our long-term goal of limiting increases in our compensation expense, so that our compensation expense grows at a rate that is less than the rate of our revenue growth. By increasing our operating leverage, we seek to advance our ultimate objective of increasing shareholder returns. We retain this objective even in years where revenue remains flat or declines, in which case we aim to stabilize and reduce our expenses. We believe that the OLR performance metric aligns directly with our objective of increasing our operating leverage through cost discipline and thereby increasing the proportion of our revenue that ultimately benefits our shareholders. We revised the OLR performance metric to provide this shareholder-focused incentive to the NEOs even during periods of revenue decline.

Explanation of the OLR Metric

Absolute Performance Measure

Step 1:	We determine our pre-tax earnings growth rate for the entire three-year performance period by reference to the beginning of the first and the end of the last fiscal year during the period, using the customary method for calculating pre-tax earnings, but (i) instead of using our compensation expense determined in accordance with GAAP, we use our awarded compensation expense for the fiscal year (excluding one-time non-recurring items and the value of off-cycle grants made during the year, which represent new investments in our business) and (ii) we calculate our other expenses, including interest expense and non-compensation expense, for the fiscal year in the adjusted manner set forth in our annual earnings release for the fiscal year, rather than in the manner prescribed by GAAP.

Step 2:	We establish our OLR for the entire three-year performance period by dividing the growth rate obtained in Step 1 by our operating revenue growth rate over the entire three-year performance period. We then determine our OLR score based on the tables set forth below (depending on whether operating revenue growth is positive or negative over the performance period).

Positive Operating Revenue Growth		Negative Operating Revenue Growth
Lazard OLR	OLR Score	Lazard OLR	OLR Score
OLR < 100%	0.00	OLR > 400%	0.00

OLR = 100%	0.50	OLR = 400%	0.50

OLR = 125%	1.00	OLR = 350%	1.00

OLR = 150%	1.50	OLR = 300%	1.50

OLR = 175%	2.50	OLR = 250%	2.50

OLR > 200%	3.00	OLR < 200%	3.00

If our OLR is between levels set forth in the table above, we will interpolate our OLR score based on the scores provided for the closest levels.

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PRSU Scoring. Generally, each of the three performance metrics (VARGR, CRR and OLR) is weighted equally. The determination of the number of PRSUs that may ultimately vest under each award generally will be based on the Company’s cumulative performance over the three-year performance period. However, each of the three performance metrics will also be evaluated on an annual basis at the end of each fiscal year during the performance period, and for this purpose, the same scoring ranges and reference points will be used, but the evaluation will be based solely on performance during that fiscal year. If the Company achieves a score of at least 1.0 with respect to such fiscal year, as confirmed by the Compensation Committee, then 25% of the total target number of shares of Class A common stock subject to the PRSUs will no longer be at risk based on achievement of the performance criteria. Any such PRSUs will remain subject to the service-based vesting criteria described herein (and the total payout with respect to such PRSUs could increase based on the performance over the performance period). The scoring described above corresponds directly to the level of achievement of performance goals (taking into account any applicable interpolation). For example, the achievement of a score of 1.50 for the cumulative three-year performance period translates into payout of the PRSU award at 1.50 times the target level (subject to achievement of the service-based vesting condition). The Compensation Committee retains full discretion with respect to the interpretation and application of the scoring systems described above.

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Evaluation of Fiscal Year 2012 Performance. After the end of 2012, the Compensation Committee evaluated the Company’s performance for 2012 with respect to each of the three performance metrics and determined that the Company’s performance exceeded a score of 1.0. Accordingly, 25% of the total target number of shares of Class A common stock subject to the PRSUs awarded to the NEOs for 2012 are not subject to further achievement of performance goals. However, these PRSUs remain subject to the service-based vesting criteria described above.

Long-Term Incentive Awards Are the Primary Component of Compensation for Our Most Senior Professionals. In January 2013, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (cash salary, cash bonus and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 5% for some of our vice presidents and directors and generally reaches 60% (or 50% in our Asset Management business) for our highest paid managing directors.

Amended NEO Retention Agreements

As expressed to our shareholders in early 2012 and in consultation with its independent compensation consultant, the Compensation Committee reviewed the Company’s retention agreements with its NEOs, with a particular focus on how the terms compared to evolving best practices in the market. After review, the Compensation Committee determined that certain provisions in the then-existing agreements, such as excise tax gross-ups and enhanced change in control severance payments, reflected market practice at the time the agreements were executed, but had since become less common. The Compensation Committee determined that these provisions were no longer needed as retention tools and therefore no longer served our shareholders’ best interests. Consistent with the Company’s compensation philosophy, the Compensation Committee accordingly determined to eliminate or reduce these provisions and make other updates to the NEO retention agreements. These changes, along with others adopted in 2012 and 2013 (e.g., the PRSU program, the Company’s clawback policy, the introduction of stock ownership guidelines and the inclusion of “double-trigger” provisions in our NEO award agreements granted in respect of 2012 and later), demonstrate the Compensation Committee’s responsiveness to changes in the market and shareholder feedback.

We entered into an amended retention agreement with Mr. Jacobs in October 2012, pursuant to which, among other changes, we reduced his change in control severance payment and eliminated his excise tax gross-up following a change in control (instead, Mr. Jacobs will forfeit certain payments to the extent that such forfeiture would place Mr. Jacobs in a more favorable after-tax position, which we refer to as a cutback). On March 14, 2013, we entered into amended retention agreements with our other NEOs that also reduced their change in control severance payments and eliminated any excise tax gross-up provisions (and included cutback provisions). Prior to the amendments, the NEOs were generally entitled to severance payable at three times base salary plus bonus if the qualifying termination occurred on or following a change in control; under the amended retention agreements, severance is payable to the NEOs upon a qualifying termination at two times base salary plus bonus regardless of whether there has been a change in control (except that, for Mr. Bhutani, severance is payable at two times base salary plus bonus in the event such termination is on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one times base salary plus bonus in all other cases). Mr. Bhutani’s prior agreement, which we entered into in August 2011, after we committed not to enter into new retention agreements that provide for excise tax gross-ups, did not include such a provision, and his amended agreement does not either. The amended retention agreements expire on March 31, 2016, except that if there is a change in control of the Company, the term will automatically extend for at least two years from the date of such change in control. The compensation and amount and form of any annual bonus payable to each of Messrs. Bhutani, Bucaille, Hoffman and Stern generally remain unchanged from the respective prior agreement. Mr. Jacobs’ compensation generally also remains unchanged, and the amount and form of any annual bonus will be determined by the Compensation Committee after consultation with Mr. Jacobs, except that (subject to changes in applicable law or pay practices) the first $3 million (less the amount of Mr. Jacobs’ annual salary) of such bonus will be paid in cash. Pursuant to the amended retention agreements, severance payments that are incurred prior to a change in control are conditioned on the NEO timely delivering a valid and irrevocable release of claims in favor of the Company. In addition, a resignation by the NEO for “good reason” will be treated as a termination without “cause” for purposes of such NEO’s then-outstanding PRSUs, RSUs, restricted stock, LFIs and other similar awards. For a further description of the terms of the NEOs’ retention agreements, see “Retention Agreements with Our NEOs—Payments and Benefits Upon Certain Terminations of Service”.

Compensation for Each of Our NEOs in 2012

Our Compensation Process. Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

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Our Compensation Committee approves NEO compensation. Our CEO, Mr. Jacobs, makes recommendations to the Compensation Committee as to the total compensation package to be paid to our NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our NEOs, including Mr. Jacobs, and considers Mr. Jacobs’ recommendations in its review. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2012, which was not based on any numerical targets but rather on qualitative issues. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

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Business Performance. In evaluating the total compensation packages to be paid to our NEOs, the Compensation Committee considered the factors described under “2012 Business Performance Highlights”, as well as their individual contributions to the Company, their desire to advance the implementation of compensation discipline throughout the firm and their desire to personally participate in this initiative.

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Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be paid to our NEOs. The Compensation Committee considered the Company’s results and progress during 2012 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings, and return of capital. The Compensation Committee also considered the Company’s TSR, on a standalone basis and relative to a peer group including Affiliated Managers Group Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Legg Mason, Inc., Raymond James, T. Rowe Price and Stifel Financial.

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Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, deferred cash awards, restricted stock, RSUs and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

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Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2011 (the most recent year for which comprehensive data for our peers was available) and considered data regarding indicative trends for 2012 for comparable positions at the financial services firms described above under “Financial Metrics”. We chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. CAP noted that while it is difficult to choose a comparator group that provides an ideal comparison for these purposes, this comparator group (which included changes to the comparator group used in 2012) was a positive improvement.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2011 base salary and actual cash bonuses, RSUs awarded in February 2012 for 2011 performance and, in the case of Mr. Bhutani, LFIs awarded in February 2012 for 2011 performance) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2011 (as reported in 2012). CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $7 million to $9 million; for Mr. Bhutani, $7 million to $10 million; for Mr. Bucaille, $3 million to $4 million; for Mr. Hoffman, $3 million to $4 million; and for Mr. Stern, $4 million to $7 million. According to CAP’s analysis, the total direct compensation paid to each of our NEOs with respect to 2011 performance was within a reasonable range in light of compensation levels of the comparator group.

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group as a reference point that provided a framework for its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was merely one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

The Company also noted that aggregate total direct compensation for the named executive officers in the Company’s comparator group for 2011 (as reported in 2012) ranged from a 25th percentile amount of approximately $16.8 million to a 75th percentile amount of approximately $34.8 million, and that the Company’s aggregate total direct compensation for the NEOs for 2011 (which consisted of 2011 base salaries and actual cash bonuses, RSUs and LFIs awarded for 2011) was $30.5 million. While information about the percentile rankings of aggregate total direct compensation for the members of the comparator group was presented to the Compensation Committee in prior years, it was not a factor that the Compensation Committee considered when determining compensation.

2012 Base Salaries. We have retention agreements with our NEOs that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Retention Agreements with our NEOs” below. The base salary paid in 2012 to Mr. Jacobs was $900,000 and to each of Mr. Bucaille, Mr. Bhutani, Mr. Hoffman and Mr. Stern was $750,000.

2012 Incentive Compensation

Mr. Jacobs. The Compensation Committee noted that, despite difficult financial markets, our Company performed well in 2012. In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered the information regarding our Company’s performance described under “2012 Business Performance Highlights” above, as well as his individual accomplishments. The Compensation Committee specifically considered the Company’s results and progress regarding key strategic metrics set at the beginning of 2012 involving operating revenue, awarded compensation, operating margin, cost savings and return of capital. The Compensation Committee also considered TSR, on both a standalone and relative basis.

The Compensation Committee also considered the qualitative goals and objectives established for Mr. Jacobs by the Compensation Committee in early 2012. These goals and objectives provided the Compensation Committee with a comprehensive set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2012.

In addition to the factors described above, the Compensation Committee noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2012:

•	The Company developed a focused and well-received strategic plan;

•	The Company expanded communications with shareholders and the analyst community, enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	The Company announced cost saving initiatives in October 2012 and was implementing them according to plan; and

•	The Company continued to successfully retain and attract valuable senior professionals.

Together with its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms. The Compensation Committee also considered Mr. Jacobs’ strong desire to implement compensation discipline throughout the firm and his continuing desire to personally participate in this initiative.

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $7.60 million, payable as follows: a PRSU award valued at $5.1 million (based on the achievement of performance goals at the target level) and a $2.5 million cash bonus. The PRSUs awarded to Mr. Jacobs constituted approximately 60% of Mr. Jacobs’ total compensation for 2012. The total performance-based compensation awarded to Mr. Jacobs constituted approximately 89% of his total compensation for 2012.

The following charts show Mr. Jacobs’ mix of fixed versus performance-based compensation, and cash incentive versus long-term incentive compensation, for 2012 (based on the achievement of performance goals with respect to the PRSUs at the target level).

As reflected in the table below, notwithstanding a 5% increase in our annual operating revenue, Mr. Jacobs’ total incentive compensation for 2012 declined by approximately 5% from the level he received for 2011. This decline in Mr. Jacobs’ incentive compensation for 2012 is indicative of the benefits to the Company of maintaining a flexible compensation system that allows the Compensation Committee to adjust the amount payable to our CEO and our other NEOs. Furthermore, by linking 60% of Mr. Jacobs’ compensation for 2012 directly to the future performance of our business through PRSUs, the majority of Mr. Jacobs’ compensation for 2012 will be at risk based on our ability to achieve growth and produce value for shareholders over the next two to three years. Given the combination of base salary, annual cash bonus and PRSUs awarded to Mr. Jacobs for 2012, the Compensation Committee believes it has struck the right balance between paying for performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s overall performance and continued growth and success.

Mr. Bhutani. In evaluating annual incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his consistent leadership and high level of performance as the Chief Executive Officer of LAM and the overall success of the Asset Management business in 2012, including the achievements described under “2012 Business Performance Highlights” above. The Compensation Committee and Mr. Jacobs reviewed Mr. Bhutani’s role in the Company, his positioning on an internal pay equity scale vis-à-vis other managing directors within the Asset Management business, specifically, and the Company, in general, and the competitive compensation practices at the other firms. The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2012: Mr. Bhutani received a cash bonus of $3.01 million (a portion of which was paid in December 2012 based on estimates of Company and individual performance), a deferred cash award valued at $940,000, a PRSU award valued at $3.133 million (based on the achievement of performance goals at the target level) and an LFI award valued at $1.567 million. Together, the deferred cash, PRSUs and LFIs awarded to Mr. Bhutani constituted approximately 60% of his total compensation for 2012. The total performance-based compensation awarded to Mr. Bhutani constituted approximately 92% of his total compensation for 2012.

Mr. Stern. In evaluating annual incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered several factors, including the various roles that Mr. Stern performs for the Company. The Compensation Committee and Mr. Jacobs considered Mr. Stern’s myriad responsibilities, his performance as Chief Operating Officer and his contribution to the financial strength of the Company. Mr. Stern maintains a balance between his leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. Additional factors that the Compensation Committee and Mr. Jacobs considered included Mr. Stern’s successful conceptualization and implementation of the Company’s cost saving initiatives, Mr. Stern’s effective management of managing directors and senior professionals overseeing various business sectors on a global basis, and the competitive compensation practices at other firms. The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2012: Mr. Stern received a cash bonus of $1.118 million, a PRSU award valued at $2.025 million (based on the achievement of performance goals at the target level) and an RSU award valued at $607,500. The PRSUs and RSUs awarded to Mr. Stern constituted approximately 45% and 14%, respectively, and collectively constituted approximately 59%, of Mr. Stern’s total compensation for 2012. The total performance-based compensation awarded to Mr. Stern constituted approximately 83% of his total compensation for 2012.

Messrs. Bucaille and Hoffman. In evaluating incentive compensation for Messrs. Bucaille and Hoffman, the Compensation Committee and Mr. Jacobs considered that each provides significant leadership to the Company in his role as Chief Financial Officer and General Counsel, respectively. Mr. Bucaille has worldwide responsibility for corporate finance and accounting at the Company, while continuing to maintain important client relationships cultivated prior to becoming Chief Financial Officer. Mr. Hoffman has worldwide responsibility for legal and compliance, and also oversees internal audit and global communications.

The Compensation Committee and Mr. Jacobs further considered that both executives have been tasked with primary responsibility for establishing and implementing uniform internal policies within the Company, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. With respect to Mr. Bucaille, the Compensation Committee and Mr. Jacobs discussed his contribution to the overall strength of the Company as well as his dedication in connection with his responsibilities as Chief Financial Officer. With respect to Mr. Hoffman, the Compensation Committee and Mr. Jacobs discussed his wide-ranging responsibility for overseeing worldwide legal and compliance operations during a period of continuing legal and regulatory reform, as well as his diverse responsibilities for overseeing internal audit, global communications and legislative and regulatory affairs. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team, providing leadership, advice and guidance to him, as CEO, and to the Compensation Committee, and Mr. Jacobs further noted that Mr. Hoffman also provides such advice and guidance to the Board of Directors.

Based on Mr. Jacobs’ recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Bucaille and Mr. Hoffman for their performance in 2012: Mr. Bucaille received a cash bonus of $727,500, a PRSU award valued at $1.44 million (based on the achievement of performance goals at the target level) and an RSU award valued at $282,500; Mr. Hoffman received a cash bonus of $757,500, a PRSU award valued at $1.49 million (based on the achievement of performance goals at the target level) and an

RSU award valued at $307,500. The PRSUs and RSUs awarded to Messrs. Bucaille and Hoffman constituted approximately 54% of their total compensation for 2012. The total performance-based compensation awarded to Messrs. Bucaille and Hoffman constituted approximately 77% of their total compensation for 2012.

The following table shows the base salary and incentive compensation paid to our NEOs for their performance in 2012 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2012 in the following respects:

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by showing the full grant date value of the PRSUs (assuming payout at the target level), RSUs and LFIs granted on March 12, 2013, which related to 2012 performance but are not reflected in the Summary Compensation Table for 2012 because they were granted after the end of our 2012 fiscal year;

•	by excluding the full grant date value of the RSUs and LFIs granted on February 10, 2012, which are included in the Summary Compensation Table for 2012, as they related to 2011 performance;

•	by excluding the “Change in Pension Value” and “All Other Compensation” columns for each year, because they are not tied to the NEO’s performance for the applicable year; and

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by presenting $940,000 of Mr. Bhutani’s 2012 bonus as a deferred cash award, since this award was not paid in February 2013 at the same time as our regular bonuses, but will be paid in May 2013, contingent on Mr. Bhutani’s continued employment until the payment date.

A similar methodology has been applied to reflect 2011 and 2010 compensation, which was included for each NEO in order to provide a basis for comparison. In addition, for 2011, we exclude the full grant date value of the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 with a grant date value of $3.1 million that are scheduled to vest in full on March 1, 2019, since these RSUs were not a part of Mr. Bucaille’s regular incentive compensation for 2011.

			Performance-Based Incentive Compensation
	Year	Salary	Annual Cash Bonus	Deferred Cash Awards	RSU Awards	Target PRSU Awards	Lazard Fund Interest Awards	Total Compensation
Kenneth M. Jacobs	2012	$900,000	$2,500,000	—	—	$5,100,000	—	$8,500,000
	2011	$900,000	$2,680,000	—	$5,370,000	—	—	$8,950,000
	2010	$900,000	$5,100,000	—	$8,800,000	—	—	$14,800,000

Matthieu Bucaille	2012	$750,000	$727,500	—	$282,500	$1,440,000	—	$3,200,000
	2011	$750,000	$617,500	—	$2,032,500	—	—	$3,400,000

Ashish Bhutani	2012	$750,000	$3,010,000	$940,000	—	$3,133,333	$1,566,667	$9,400,000
	2011	$750,000	$3,210,000	$990,000	$3,172,500	—	$1,777,500	$9,900,000
	2010	$750,000	$6,250,000	—	$5,175,000	—	$1,825,000	$14,000,000

Scott D. Hoffman	2012	$750,000	$757,500	—	$307,500	$1,485,000	—	$3,300,000
	2011	$750,000	$817,500	—	$1,932,500	—	—	$3,500,000
	2010	$750,000	$1,500,000	—	$2,250,000	—	—	$4,500,000

Alexander F. Stern	2012	$750,000	$1,117,500	—	$607,500	$2,025,000	—	$4,500,000
	2011	$750,000	$1,192,500	—	$2,807,500	—	—	$4,750,000
	2010	$750,000	$2,500,000	—	$3,250,000	—	—	$6,500,000

Perquisites. In 2012, each of our NEOs, other than Mr. Bucaille, received less than $32,000 in perquisite compensation. Our NEOs are entitled to receive the same perquisite compensation provided to all of our U.S. managing directors as a group, including (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and

(ii) being the named beneficiaries of a Company-provided life insurance and excess liability insurance policy and long-term disability insurance. None of our U.S. managing directors receive any matching contributions from the Company on their personal contributions to the Company’s 401(k) plan. Each of our U.S. managing directors is entitled to have his year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Bucaille, Hoffman and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pursuant to his retention agreement with the Company, Mr. Bucaille is also entitled to reimbursement of up to $10,000 per month on his residence in the New York City area, as well as reimbursement of private school tuition for each of his children under the age of 18 years old. These additional benefits are provided to Mr. Bucaille in connection with the relocation of his family from France to the United States in order to serve as our Chief Financial Officer, and in recognition of the educational needs of his children, whose native language is French. The Compensation Committee determined this was appropriate in order to minimize the disruption of Mr. Bucaille’s family life and reduce distractions as a result of his relocation, thereby allowing him to focus on his duties as Chief Financial Officer. Mr. Bucaille is additionally entitled to a tax gross-up for any such reimbursement he receives. The aggregate value of these benefits in 2012 was $347,327.

Post-Employment Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Messrs. Hoffman and Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2012, see “Pension Benefits” below.

The retention agreement with each of our NEOs provides for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or by the NEO for “good reason” (we refer to these as a “qualifying termination”) prior to March 31, 2016 or the date that is at least two years following a “change in control” of the Company. We provide for such severance payments on the condition that for specified periods the departed NEO does not compete with the Company, solicit the Company’s clients or employees or take other actions that may harm the Company’s business, and, in the case of a severance incurred prior to a “change in control”, that the NEO timely deliver an irrevocable waiver and release of claims in favor of the Company. The events giving rise to a severance payment, as well as the amount of the payments under the retention agreements, were negotiated terms and based on common industry practice. See “Retention Agreements with Our NEOs—Payments and Benefits Upon Certain Terminations of Service”; see also “Potential Payments Upon Termination or Change in Control” for an estimate of potential payouts under each scenario, which, in the case of Messrs. Bhutani, Bucaille, Hoffman and Stern, assume potential payouts under the retention agreements in effect as of December 31, 2012 (without regard to the amendments to such agreements made in March 2013).

In general, unvested PRSUs, RSUs, restricted stock, LFIs and similar awards are forfeited by our NEOs upon termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which, for purposes of these awards, includes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy.” For RSUs, restricted stock and LFIs granted to our NEOs in 2012 and earlier, in the event of a “change in control” of the Company, any such unvested RSUs and LFIs will automatically vest. The Company has adopted “double-trigger” vesting for awards granted to our NEOs in 2013 and later, including the PRSUs.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, long-term incentive compensation (including PRSUs, RSUs, restricted stock and LFIs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRSU, RSU, restricted stock and LFI awards have had the effect of retaining our NEOs and other key personnel.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the division in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRSUs, RSUs, restricted stock and LFIs) with long-term vesting periods makes or will make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the performance of the Company, in the case of PRSUs, the price of our Class A common stock, in the case of RSUs, restricted stock and PRSUs, and the performance of funds managed by our Asset Management business, in the case of LFIs. Further, performance criteria for some of the Asset Management executives now include Company-wide risk management practices (some relating to mitigating certain of Asset Management’s key risks, and some relating to oversight of the “ordinary course” risks to which our Asset Management business is subject). In addition, PRSU performance criteria include adjustments for revenue volatility in recognition of our belief that more volatile growth is less valuable to our shareholders. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Conclusion

Our compensation programs are designed to permit the Company to provide our NEOs, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of NEO, employee and shareholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to retain and attract employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe our compensation programs met these objectives in 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Philip A. Laskawy (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

Compensation Discussion & Analysis Endnotes

(1)	Operating revenue, awarded compensation expense and adjusted non-compensation expense are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations”, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	Operating margin based on awarded compensation is defined as operating revenue ($1,971 million in 2012), minus awarded compensation expense ($1,171 million in 2012), minus adjusted non-compensation expense ($421 million in 2012), divided by operating revenue. For a description of how to calculate these non-GAAP measures and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations”, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	We calculate our return of capital during 2012 by reference to the following: (i) we paid $140 million to our shareholders in dividends, which included both a special dividend and an accelerated dividend; (ii) we repurchased 12.8 million shares of our Class A common stock for $355 million, at an average price of $27.66 per share; and (iii) we satisfied employee tax obligations of $45 million in cash in lieu of share issuance upon vesting of equity grants. Approximately 4.5 million shares of our share repurchases, at a cost of $120 million, served to directly offset the expected potential dilution upon vesting from our 2011 year-end equity-based compensation awards.

(4)	We calculate total shareholder return, or TSR, by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the performance period. For the period ending on December 31, 2012, the mean and median 1-year TSRs for our peer group were 24% and 22%, respectively. The peer group for purposes of our TSR calculations is described under “Compensation for Each of Our NEOs in 2012”.

Compensation of Executive Officers

Summary Compensation Table

The following table contains information with respect to our NEOs. We believe that the better way to view this information is as set forth under “Compensation Discussion and Analysis—Compensation for Each of Our NEOs in 2012,” as the information set forth below:

•	includes in 2012 compensation RSUs and, in the case of Mr. Bhutani, LFIs that relate to 2011 performance, which were awarded on February 10, 2012;

•	does not include in 2012 compensation PRSUs, RSUs and LFIs that relate to 2012 performance, which were awarded on March 12, 2013; and

•

includes in 2011 compensation the full grant date value of the special, long-term retention award of 71,085 RSUs granted to Mr. Bucaille on March 25, 2011 with a grant date value of $3.1 million that are scheduled to vest in full on March 1, 2019.

The information with respect to 2011 and 2010 compensation includes RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total
Kenneth M. Jacobs	2012	$900,000	$2,500,000		$5,370,000	(a)	$7,606	$31,283	$8,808,889
Chairman and Chief	2011	$900,000	$2,680,000		$8,800,000		$10,318	$31,686	$12,422,004
Executive Officer	2010	$900,000	$5,100,000		$3,750,000		$4,639	$57,597	$9,812,236

Matthieu Bucaille	2012	$750,000	$727,500		$2,032,500	(a)	—	$387,090	$3,897,090
Chief Financial Officer	2011	$750,000	$617,500		$5,052,500	(b)	—	$692,316	$7,112,316

Ashish Bhutani	2012	$750,000	$3,950,000	(e)	$4,950,000	(a)	—	$12,023	$9,662,023
Chief Executive Officer	2011	$750,000	$4,200,000	(e)	$7,000,000	(a)	—	$12,734	$11,962,734
of Lazard Asset	2010	$750,000	$6,250,000		$4,987,500		—	$40,418	$12,027,918
Management

Scott D. Hoffman	2012	$750,000	$757,500		$1,932,500	(a)	$21,911	$21,235	$3,483,146
General Counsel	2011	$750,000	$817,500		$2,250,000		$28,398	$22,648	$3,868,546
	2010	$750,000	$1,500,000		$1,652,500		$12,427	$33,662	$3,948,589

Alexander F. Stern	2012	$750,000	$1,117,500		$2,807,500	(a)	$13,363	$12,810	$4,701,173
Chief Operating Officer	2011	$750,000	$1,192,500		$3,250,000		$17,376	$13,789	$5,223,665
	2010	$750,000	$2,500,000		$1,652,500		$6,940	$22,896	$4,932,336

(a)	Represents RSUs granted to each of our NEOs during fiscal year 2012 that relate to 2011 performance. Represents for Mr. Bhutani both RSUs valued at $3,172,500 and $5,175,000 in 2012 and 2011, respectively, as well as an award of LFIs valued at $1,777,500 and $1,825,000 in 2012 and 2011, respectively, granted in lieu of RSUs. As required under SEC rules for compensation disclosure in proxy statements, the value of the RSUs and LFIs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and, in the case of RSUs, is computed in accordance with FASB ASC Topic 718, and, in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded. See Note 14 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs.

(b)	Includes a special long-term retention award granted in 2011 in recognition of Mr. Bucaille’s new duties as Chief Financial Officer and to ensure his long-term dedication to the Company, consisting of RSUs valued at $3.1 million that are scheduled to vest in full on March 1, 2019.

(c)	Represents the aggregate change in actuarial present value of the NEO’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan.

(d)	For 2012, represents: (i) payment of health insurance premiums in the amount of $10,937 for Mr. Jacobs, $11,443 for Mr. Bucaille and $8,425 for each of Messrs. Bhutani and Hoffman; (ii) life and long-term disability insurance premiums in the amount of $2,690 for Mr. Jacobs, $14,851 for Mr. Bucaille and $2,690 for each of Messrs. Bhutani, Hoffman and Stern; (iii) excess liability insurance premiums in the amount of $908 for each NEO; (iv) tax preparation services in the amount of $16,748 for Mr. Jacobs, $12,561 for Mr. Bucaille and $9,212 for each of Messrs. Hoffman and Stern; and (v) for Mr. Bucaille, a housing reimbursement of $90,000 (together with a related tax gross-up of $68,597) and tuition reimbursement of $107,100 (together with a related tax gross-up of $81,630).

(e)	Includes an award of $940,000 that is considered a deferred cash award and will not be payable until May 2013, contingent upon Mr. Bhutani’s continued employment until the payment date. For 2011, included an award of $990,000 that was considered a deferred cash award, which was paid in May 2012 and was contingent upon Mr. Bhutani’s continued employment until the payment date.

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of our NEOs during fiscal year 2012 that relate to 2011 performance and, for Mr. Bhutani, LFIs granted during fiscal year 2012 that relate to 2011 performance. For information on the grant date fair value of PRSU, RSU and LFI awards made to our NEOs during fiscal year 2013, which relate to 2012 performance, see “Compensation Discussion and Analysis—Compensation for Each of Our NEOs in 2012”.

Named Executive Officer	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units	Grant Date Fair Value of Lazard Fund Interests
Kenneth M. Jacobs	February 10, 2012	195,985	$5,370,000	—
Matthieu Bucaille	February 10, 2012	74,179	$2,032,500	—
Ashish Bhutani	February 10, 2012	115,785	$3,172,500	$1,777,500
Scott D. Hoffman	February 10, 2012	70,529	$1,932,500	—
Alexander F. Stern	February 10, 2012	102,464	$2,807,500	—

The RSUs included in the table above represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table that were granted on February 10, 2012 were valued by multiplying the number of RSUs awarded to each NEO by the average closing price-per-share of Class A common stock on the NYSE on the five trading days ending on February 10, 2012 ($27.40). The RSUs granted on February 10, 2012 to each of our NEOs will vest as follows: one-third on March 3, 2014 and two-thirds on March 2, 2015. Each of our NEOs signed an RSU agreement in connection with his award. In general, these agreements provide that unvested RSUs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which, pursuant to the amended NEO retention agreements, will include for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy” below. In the event of a change in control, any unvested but outstanding RSUs granted in 2012 or earlier automatically will vest. Beginning in 2013, the Company adopted “double-trigger” vesting for NEO RSU awards in the event of a change in control, such that equity awards granted in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividend equivalents are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

The LFIs included in the table above represent interests in certain Lazard investment funds. Pursuant to the terms of these awards, a portion of Mr. Bhutani’s incentive compensation is invested in funds managed by LAM. The dollar value of the portion of Mr. Bhutani’s incentive compensation that is invested in such funds is included in the table above. The LFIs granted on February 10, 2012 to Mr. Bhutani will vest as follows: one-third on March 3, 2014 and two-thirds on March 2, 2015. Mr. Bhutani signed an LFI award agreement in connection with his award, which provides that unvested LFIs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which, pursuant to his amended retention agreement, will include for these purposes his resignation for a “good reason”) or a qualifying retirement pursuant to the RSU Retirement Policy. See “RSU Retirement Policy” below. In the event of a change in control, any unvested LFIs granted in 2012 or earlier automatically will vest. Beginning in 2013, the Company adopted “double-trigger” vesting for NEO LFI awards in the event of a change in control, such that LFI awards granted in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In the event the investment funds in which the LFIs are invested distribute earnings, such earnings are automatically reinvested in additional LFIs, with the same restrictions as the underlying LFIs to which they relate. In addition, Mr. Bhutani’s LFI award agreement contains standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

RSU Retirement Policy. Pursuant to the RSU Retirement Policy, outstanding and unvested RSUs (including PRSUs) will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs will be settled in restricted shares of Class A common stock, or restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company and (iii) the sum of the holder’s actual age and years of service is at least 70. However, following retirement, the restricted stock granted to the former RSU holders remains subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original RSU award agreement through the original vesting date of the RSUs, notwithstanding any expiration date specified therein. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of up to 50% of the restricted stock granted to him or her to pay such taxes. Pursuant to the LFI award agreements, the RSU Retirement Policy also applies to LFIs.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full direct responsibility and authority for determining our CEO’s compensation under the plan. In 2012, the Compensation Committee reviewed and approved the compensation of our NEOs under the plan.

Amounts payable under the plan are allocated from a bonus pool. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account the results of our operations, total shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions, as well as competitive compensation practices in the financial services industry. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable with respect to bonuses may be satisfied in cash, through equity awards granted under either the Lazard Ltd 2008 Incentive Compensation Plan, or the 2008 Plan, or the Lazard Ltd 2005 Equity Incentive Plan, or the 2005 Plan, or through LFI awards.

Retention Agreements with our NEOs

Each of our NEOs has entered into a retention agreement with the Company. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. Mr. Jacobs entered into an amended retention agreement with the Company on October 24, 2012, and each of Messrs. Bhutani, Bucaille, Hoffman and Stern entered into an amended retention agreement with the Company on March 14, 2013.

The term of the amended retention agreements for our NEOs expires on March 31, 2016 or, if later, the second anniversary of a change in control of the Company. The retention agreements with our NEOs provide for a minimum annual base salary of $900,000 for Mr. Jacobs; $750,000 for Mr. Bhutani; $750,000 for Mr. Bucaille; $750,000 for Mr. Hoffman; and $750,000 for Mr. Stern. In addition, each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that, for Mr. Jacobs, any such annual bonus will be paid in cash (up to a total, including Mr. Jacobs’ base salary, of $3 million, subject to any significant change in applicable legal requirements or prevailing market practice at the time of such award), and the amount of such award that exceeds $3 million, if any, will be paid in the form determined by the Compensation Committee; provided further that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Subject to the latter foregoing proviso, each of Messrs. Bhutani, Bucaille, Hoffman and Stern is entitled to be paid such bonus in the same ratio of cash to equity or, in the case of Mr. Bhutani, deferred awards, as is generally applicable to other executives.

In addition, the retention agreements with our NEOs provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives. The retention agreement with Mr. Bucaille also provides that he is entitled to certain housing and tuition reimbursements.

Payments and Benefits Upon Certain Terminations of Service. Each NEO retention agreement provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company.

In the event of a qualifying termination of an NEO, the executive generally would be entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards) based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in the following amount: two times (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one times in all other cases) the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one year in all other cases) following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for cause, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualified termination described above).

In addition, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of October 24, 2012. In addition, pursuant to the terms of the amended NEO retention agreements, a resignation by an NEO for good reason will be treated as a termination by the Company without cause for purposes of all of his equity awards outstanding at the time of such resignation.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the three-month period following termination of the NEO’s services (one-month period in the event of such a termination by us without cause or by the NEO for good reason), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or

•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information about the number and value of RSUs and restricted stock held by our NEOs as of December 31, 2012. The market value of the RSUs and restricted stock was calculated based on the closing price of Class A common stock on the NYSE on December 31, 2012 ($29.84). The table does not include PRSU and RSU awards that relate to 2012 performance, which were granted in March 2013.

Named Executive Officer	Number of Shares of Restricted Stock and Restricted Stock Units That Have Not Vested (1)	Market Value of Restricted Stock and Restricted Stock Units That Have Not Vested
Kenneth M. Jacobs	560,647	$16,729,706
Matthieu Bucaille (2)	225,179	$6,719,341
Ashish Bhutani	443,793	$13,242,782
Scott D. Hoffman	187,080	$5,582,467
Alexander F. Stern	242,550	$7,237,692

(1)	RSU awards are typically granted to our NEOs in February of each year under the 2005 Plan or the 2008 Plan, and relate to the prior year’s performance. The scheduled vesting dates for outstanding RSU awards granted to each of our NEOs are as follows: (i) RSUs granted on February 10, 2012 will vest one-third on March 3, 2014 and two-thirds on March 2, 2015; (ii) RSUs granted on February 10, 2011 (and restricted stock for which such RSUs were exchanged) vested one-third on March 1, 2013 and will vest two-thirds on March 3, 2014; (iii) RSUs (and, in the case of Mr. Bucaille, restricted stock) granted on February 11, 2010 (and restricted stock for which such RSUs were exchanged) vested one-third on March 1, 2012 and two-thirds on March 1, 2013; and (iv) RSUs granted on February 10, 2009 (and restricted stock for which such RSUs were exchanged) vested on March 1, 2013. See Note 14 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for a discussion of the Company’s exchange of RSUs for shares of restricted stock in December 2012.

(2)	Mr. Bucaille received a special RSU award in 2011 that will vest on March 1, 2019.

Stock Vested

The following table sets forth certain information concerning RSUs held by our NEOs that vested in 2012. The value realized on vesting was calculated based on the closing price of our Class A common stock on the NYSE on the date immediately preceding the vesting date.

Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kenneth M. Jacobs	35,280	$1,074,629
Matthieu Bucaille	31,280	$952,789
Ashish Bhutani	46,922	$1,429,244
Scott D. Hoffman	15,548	$473,592
Alexander F. Stern	15,548	$473,592

Pension Benefits

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,444 for Mr. Jacobs, $18,840 for Mr. Hoffman and $12,420 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 15 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K. Messrs. Bhutani and Bucaille do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$53,903	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$77,532	$0
	Supplemental Defined- Benefit Pension Plan	5	$59,184	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$71,561	$0
	Supplemental Defined- Benefit Pension Plan	6	$3,796	$0

(1)	Mr. Jacobs has been employed by the Company for 25 years, Mr. Hoffman 19 years and Mr. Stern 19 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Messrs. Hoffman and Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 4.05% for all years and the RP-2000 Mortality Table (with 20 years improvement) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 4.05% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale AA). A 4.05% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2012.

Potential Payments Upon Termination or Change in Control

As described above, each of our NEOs has entered into a retention agreement with the Company that provides for certain severance benefits in the event of a termination by us other than for “cause” or by such NEO for “good reason” prior to the expiration of such retention agreement. Except for Mr. Jacobs, with whom we entered into an amended retention agreement in 2012, we entered into amended retention agreements with each of our NEOs in March 2013. For purposes of the following table, and in accordance with the SEC requirement to reflect potential payments assuming a termination event or change in control as of December 31, 2012 under the arrangements in place as of such date, the discussion and table below reflect for Messrs. Bhutani, Bucaille, Hoffman and Stern the terms and corresponding payouts of their retention agreements as they existed prior to the amendment (without regard to the changes effected in their respective amended retention agreements).

Each of our NEOs has received RSUs and restricted stock pursuant to the 2005 Plan or the 2008 Plan, and Mr. Bhutani has received LFIs. The Company has eliminated “single-trigger” vesting generally for NEO awards granted in 2013 or later; however, in the event of a change in control, all RSUs and restricted stock granted in 2012 or earlier under the 2005 Plan or the 2008 Plan, and all LFIs granted in 2012 or earlier, will automatically vest.

The following table shows the potential payments that would have been made by the Company to each of our NEOs assuming that such NEO’s employment with the Company terminated, or a change in control occurred (in Mr. Bhutani’s case, a change in control pursuant to which we are acquired by an entity that has an asset management business), on December 31, 2012 under the circumstances outlined in the table. As a result, the PRSU, RSU and LFI awards granted in March 2013 (which relate to 2012 performance) are not reflected in the table. For purposes of this table, the price of Lazard Ltd’s Class A common stock is assumed to be $29.84, which was the closing price on December 31, 2012.

For Messrs. Bhutani, Bucaille, Hoffman and Stern, the level of the severance benefits reflected in the table depends on whether the applicable termination occurs prior to or on or following a change in control, which, in the case of Mr. Bhutani, must be a change in control pursuant to which we are acquired by an entity that has an asset management business. In addition, for Messrs. Bucaille, Hoffman and Stern, the table below reflects excise tax gross-up payments under certain circumstances and does not reflect equity vesting upon a resignation for “good reason” prior to a change in control. As discussed above under “Amended NEO Retention Agreements” and “Retention Agreements with our NEOs”, these excise tax gross-up payments were eliminated from, and change in control severance payments were reduced in, their retention agreements on March 14, 2013.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason”
Kenneth M. Jacobs
Severance Payment (1)	—	$23,750,000	$23,750,000	—	—	$23,750,000
RSU and Restricted Stock Vesting (2) (3)	$16,729,706	$16,729,706	$16,729,706	$16,729,706	$16,729,706	$16,729,706
Pro-rata Annual Incentive Payment (4)	$10,975,000	$10,975,000	$10,975,000	—	$10,975,000	$10,975,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	—
Salary in Lieu of Notice (7)	—	$225,000	—	—	—	$225,000
Matthieu Bucaille
Severance Payment (1)	—	$7,684,612	$7,684,612	—	—	$11,526,918
RSU and Restricted Stock Vesting (2) (3)	$6,719,341	$6,719,341	—	$6,719,341	$6,719,341	$6,719,341
Pro-rata Annual Incentive Payment (4)	$3,092,306	$3,092,306	$3,092,306	—	$3,092,306	$3,092,306
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$8,806,352
Salary in Lieu of Notice (7)	—	$187,500	—	—	—	$187,500

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason”
Ashish Bhutani
Severance Payment (1)	—	$11,950,000	$11,950,000	—	—	$35,850,000
RSU and Lazard Fund Interest Vesting (2) (3) (6)	$17,106,359	$17,106,359	—	$17,106,359	$17,106,359	$17,106,359
Pro-rata Annual Incentive Payment (4)	$11,200,000	$11,200,000	$11,200,000	—	$11,200,000	$11,200,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	—
Salary in Lieu of Notice (7)	—	$187,500	—	—	—	$187,500
Scott D. Hoffman
Severance Payment (1)	—	$8,000,000	$8,000,000	—	—	$12,000,000
RSU and Restricted Stock Vesting (2) (3)	$5,582,467	$5,582,467	—	$5,582,467	$5,582,467	$5,582,467
Pro-rata Annual Incentive Payment (4)	$3,250,000	$3,250,000	$3,250,000	—	$3,250,000	$3,250,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$7,956,932
Salary in Lieu of Notice (7)	—	$187,500	—	—	—	$187,500
Alexander F. Stern
Severance Payment (1)	—	$11,250,000	$11,250,000	—	—	$16,875,000
RSU and Restricted Stock Vesting (2) (3)	$7,237,692	$7,237,692	—	$7,237,692	$7,237,692	$7,237,692
Pro-rata Annual Incentive Payment (4)	$4,875,000	$4,875,000	$4,875,000	—	$4,875,000	$4,875,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$10,914,393
Salary in Lieu of Notice (7)	—	$187,500	—	—	—	$187,500

(1)	In addition to the severance payments listed, each of our NEOs was entitled to receive between one and three years of medical and dental coverage following termination under the retention agreements as in effect on December 31, 2012. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)	Valuation of all RSU and restricted stock awards is based upon the full value underlying Class A common stock at the close of business on December 31, 2012, without taking into account any discount for the present value of such awards. Upon a change in control, all RSU and restricted stock awards granted in 2012 or earlier immediately vest in full. As noted above, beginning in 2013, the Company adopted “double-trigger” vesting for NEO awards in the event of a change in control, such that NEO equity awards granted in 2013 and later generally will not immediately accelerate upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest.

(3)	Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, and all restricted stock awards will immediately vest. Upon disability, or a termination without “cause” (or, for Mr. Jacobs, resignation for “good reason”), the NEOs, other than Mr. Bhutani, may be immediately taxed on 100% of the shares underlying the RSUs. Accordingly, 50% of the shares underlying the RSUs will be delivered to the executive immediately upon termination to allow payment of taxes, and the remaining 50% will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. Upon disability, or a termination without “cause”, RSU awards held by Mr. Bhutani will continue to vest on the scheduled vesting dates. The scheduled vesting dates for outstanding RSU and restricted stock awards are set forth in Footnote (1) to the “Outstanding Equity Awards at 2012 Fiscal Year-End” table above.

(4)	Under the terms of the 2005 Bonus Plan, upon death or disability, each NEO may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2012 death or disability, all NEOs were assumed to have received their full incentive compensation award for 2012 (annual cash bonus plus value of RSU award and, in the case of Mr. Bhutani, LFI award and deferred cash award).

Pursuant to their retention agreements as in effect on December 31, 2012, in the event of an involuntary termination without “cause” or resignation for “good reason” (and, for Mr. Jacobs, upon termination due to death or disability), each NEO is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs.

(5)	Amounts represent the amount needed as of December 31, 2012 to pay each NEO (other than Mr. Jacobs, who was no longer entitled to an excise tax gross-up under his amended agreement and for whom a reduction of benefits was not necessary, and Mr. Bhutani, who was not entitled to an excise tax gross-up under his retention agreement) in order to provide him with a gross-up for his excise tax obligations under Section 4999 of the Code, which imposes an excise tax on certain payments made in connection with a change in control, and any additional tax cost related to the gross-up payment, assuming that a change in control and a termination of employment by the Company without “cause” occurred on December 31, 2012. The retention agreements with Messrs. Bucaille, Hoffman and Stern were all amended on March 14, 2013 to, among other things, no longer provide for such an excise tax gross-up. Amounts were determined in accordance with Section 280G of the Code and the regulations issued thereunder, assuming a regular income tax rate ranging from 42.18% to 44.70% based on each applicable NEO’s work location and personal residence, each NEO’s compensation for the period from 2007-2011 and an interest rate of 0.24% for most payments, but for payments that were, pursuant to their original terms, payable in (i) greater than 3 years but less than 9 years, a rate of 0.95% and (ii) greater than 9 years, a rate of 2.40%.

(6)	Upon death and, with respect to awards granted in 2012 or earlier, upon a change in control, all LFIs will immediately vest. As noted above, beginning in 2013, the Company adopted “double-trigger” vesting for NEO awards in the event of a change in control, such that LFI awards granted to our NEOs in 2013 and later generally will not immediately accelerate upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. Upon disability, or a termination without “cause”, the executive may be immediately taxed on 100% of the LFIs. Accordingly, 50% of the LFIs may be sold, and the remaining 50% will remain subject to restrictive covenants through a limited period.

(7)	Under the retention agreements as in effect on December 31, 2012, each of the NEOs is entitled to 3 months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause, death or disability. In addition, for Mr. Jacobs, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as Chief Executive Officer and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

If an NEO had voluntarily resigned from the Company on December 31, 2012 without “good reason” or was terminated by the Company for cause, he would not have been entitled to receive any severance payments from the Company, and any unvested RSUs, restricted stock and LFIs would have been forfeited.

With respect to a termination for “cause” of an NEO under the retention agreements as in effect on December 31, 2012, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the Company (or, for Mr. Jacobs, from the Board of Directors); or (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii) and (iii)(A) of the prior sentence, the NEO’s acts or failure to act generally shall not constitute cause to the extent taken (or not taken) based upon, in the case of our NEOs other than Mr. Jacobs, the direct instructions of the Board of Directors and, in the case of Mr. Jacobs, the direct instructions of the Board of

Directors or upon the direct advice of counsel to the Company; (2) for Mr. Jacobs, no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by Mr. Jacobs in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by Mr. Jacobs resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment without cause or his resignation for good reason. In addition, for Mr. Jacobs, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until Mr. Jacobs is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO other than Mr. Jacobs for “good reason” under the retention agreements as in effect on December 31, 2012, their retention agreements generally define “good reason” as (subject to notice and a cure period): (i) the assignment of the NEO to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of (A) May 7, 2008 with respect to Mr. Hoffman, (B) March 23, 2010 with respect to Mr. Stern, (C) April 1, 2011 with respect to Mr. Bucaille and (D) August 2, 2011 with respect to Mr. Bhutani, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such date; (ii) a material breach by the Company of the terms of the retention agreement; or (iii) any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles. With respect to a resignation by Mr. Jacobs for “good reason”, his retention agreement generally defines “good reason” as (subject to notice and a cure period): (i) the assignment to Mr. Jacobs of any duties inconsistent in any material respect with his positions as Chief Executive Officer and Chairman (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of October 24, 2012, including any authority, duties and responsibilities as are consistent with those exercised generally as the chief executive officer of a public company, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from those contemplated by the amended retention agreement; (ii) any obligation that Mr. Jacobs report other than directly to the Board of Directors; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring Mr. Jacobs; (iv) any requirement that Mr. Jacobs’ principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles; or (v) any failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as Chief Executive Officer and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

The term “change in control,” as used in the retention agreements, the 2005 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by Lazard’s shareholders) of 20% (30% for purposes of the 2008 Plan) or more of either (A) the then-outstanding shares of Lazard Ltd common stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings (“Class II interests”) as shares of Lazard Ltd common stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Lazard Ltd Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Lazard Ltd common stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of Lazard Ltd entitled to vote generally in the election of directors (the “Outstanding Lazard Ltd Voting Securities”); (ii) a change in a majority of the current Board of Directors (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Lazard Ltd Common Stock and Outstanding Lazard Ltd

Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II interests for shares of Lazard Ltd common stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of Lazard Ltd common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% (30% for purposes of the 2008 Plan) or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Exchange Act. We have reviewed these reports and we have received written representations from the individuals required to file these reports. Based on this review, we believe that during 2012 each of our directors and officers required to file these reports has complied with applicable reporting requirements for transactions in our equity securities.

Certain Relationships and Related Transactions

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our equity public offering of Class A common stock, we completed a series of financing transactions, the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of Lazard Group’s historical partners. In the discussions below, we refer to these financing transactions and the equity public offering, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

As of December 31, 2012, LAZ-MD Holdings owned approximately 1.2% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will continue to decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the recapitalization, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former managing directors (including our executive officers). A managing director of Lazard Frères & Co. LLC, a wholly owned subsidiary of Lazard Group, is the chairman of LFCM Holdings. LFCM Holdings shall reimburse us approximately $1.5 million for a portion of his salary and bonus in 2012 for services that he rendered to LFCM Holdings as its chairman. LFCM Holdings shall also reimburse us for services of certain other employees of our business that were rendered to LFCM Holdings during 2012.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any material amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement;

•	the license agreement;

•	the administrative services agreement;

•	the business alliance agreement; and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, under the master separation agreement, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods, but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder, or it will not apply to such person unless such amendment applies to, and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently the property of various wholly owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration;

•	accounting and financing activities;

•	tax;

•	payroll;

•	human resources administration;

•	financial transaction support;

•	information technology;

•	public communications;

•	data processing;

•	procurement;

•	real estate management; and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s provision of data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally were to be provided until December 31, 2008, and were subject to automatic annual renewal, unless either party gives 180 days’ notice of termination. As of December 31, 2012, neither party has given notice of termination, and the agreement has been automatically renewed for an additional one-year period. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided for in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for a discussion of payments made in 2012 under the administrative services agreement.

In addition, in connection with the various agreements entered into in connection with the CP II MgmtCo Spin-Off, Lazard Group agreed to provide certain specified services to LFCM Holdings (which, in turn, LFCM Holdings may provide to CP II MgmtCo) pursuant to the administrative services agreement.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the financial advisory and asset management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and Lazard Asset Management Securities LLC will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance is subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. As of December 31, 2012, neither party had given notice of termination. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K for a discussion of payments made in 2012 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group an option to purchase the North American fund management activities of Lazard Alternative Investments Holdings LLC, or LAI, the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. This option is currently exercisable at any time prior to May 10, 2014 for a purchase price of $2.5 million. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a special purpose acquisition company formed by a subsidiary of Lazard Group and a reduction of

$4 million due to the payment of a like amount in February 2009 to LFCM Holdings in connection with the spin-off of Corporate Partners II Limited to the investment professionals who managed it. In consideration for the February 2009 payment, the business alliance agreement was amended to remove any restriction on Lazard Group engaging in private equity businesses in North America. See Note 19 of Notes to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K. LAI’s fund management activities initially consisted of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the option, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds less compensation payable to investment professionals who manage these funds. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the option to purchase the North American merchant banking activities, or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members, including our NEOs, in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. The cash savings that our subsidiaries would actually realize as a result of the increase in tax basis likely would be significantly less than this amount multiplied by our statutory tax rate due to a number of factors, including insufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under the agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. See “Risk Factors—Other Business Risks—Our subsidiaries will be required to pay LFCM Holdings most of the benefit relating to any additional tax depreciation or amortization deductions our subsidiaries may claim as a result of the tax basis step-up our subsidiaries receive in connection with the Company’s equity public offering and related transactions” in our 2012 Annual Report on Form 10-K.

The Company made one payment of approximately $2.8 million under the tax receivable agreement in 2012.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of current and former working members of Lazard Group, including certain managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of their LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, subject to certain minimum sale and other requirements. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration exceeds certain minimum value requirements.

Shares of our common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144 of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144 and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of our shareholders, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD Holdings exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Laurent Mignon, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication, placement and other activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement was renewed on July 8, 2012 for an additional term ending December 31, 2012. In 2012, the cooperation arrangement generated approximately $0.5 million of gross revenue for Lazard. Discussions are taking place regarding the possible renewal of the cooperation arrangement or the execution of a new form of cooperation arrangement.

On March 1, 2012, EGCP III Investor Group LLC, an entity owned by current and former managing directors, including certain of our executive officers, assumed $17.4 million of the Company’s $50 million capital commitment to Edgewater Growth Capital Partners III, LP, or EGCP III. This assumed commitment, like the Company’s remaining capital commitment to EGCP III, is not burdened by carried interest or a management fee. In connection with their assumption of this assumed commitment, each investor in EGCP III Investor Group LLC also received a right to collect a portion of the Company’s carried interest arising from EGCP III, to the extent any such carried interest is actually received by the Company, equal to 20% of the profit earned by the investor on his or her investment. The Company was reimbursed for prior capital contributions in respect of this assumed commitment. The Company’s transfer of this assumed commitment reduced the Company’s original commitment by $17.4 million.

During 2012 and 2013 and consistent with our past practice, the Company purchased shares of Class A common stock from certain of our executive officers and employee directors in connection with the vesting of previously-granted deferred equity incentive awards. The receipt of Class A common stock by such executive officers and employee directors in connection with such equity awards gave rise to a tax, and the shares of Class A common stock purchased by the Company represented the estimated amount of such tax. Each transaction, including its terms, was reported in a Form 4 or Form 5 filing, as applicable. In addition, on November 15, 2012, Lazard Ltd issued 1,989,978 shares of Class A common stock in connection with the exchange of 1,989,978 common membership interests of Lazard Group held by certain members of LAZ-MD Holdings. Following the exchange, Lazard Group repurchased 330,971 shares of the Class A common stock that were issued in the exchange, including, as reported in a Form 4 filing, 61,091 shares of Class A common stock from an executive officer that participated in the exchange.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2012 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU Section 380, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

Dated as of February 20, 2013

Audit Committee

Andrew M. Alper (Chair), Steven J. Heyer, Philip A. Laskawy and Hal S. Scott

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2013 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2012. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2013. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP.

Board of Directors’ Recommendation

The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2012 and 2011, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2012	2011
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s internal controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$6,575	$6,555

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance, regulatory and compliance reviews, fund audits and other accounting research services	$1,481	$1,378

Tax Fees for tax consulting and compliance services not related to the audit	$1,178	$1,141

All Other Fees	—	—

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-

engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. The Audit Committee is periodically presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. All of the fees paid to Deloitte & Touche LLP in 2012 were pre-approved by the Audit Committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

ITEM 3

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this proxy statement.

We believe that pay should be tied to performance, and during 2011 and 2012 we implemented new compensation forms and features designed to better align the interests of our NEOs and employees with Company performance and maximize shareholder value. Our compensation programs focus on rewarding the types of performance that increase shareholder value and drive shareholder returns. Most of each NEO’s total compensation is variable and delivered on a pay-for-performance basis.

Our compensation philosophy includes the following elements:

•	We strive to retain and attract talented individuals. People are our principal asset. We prudently invest in human capital, and our compensation programs help to effectively retain our human capital.

•

We pay for performance. Most of the compensation we pay is based on performance, and performance-based incentive compensation is the principal component of our compensation strategy. Our compensation programs are founded upon long-term awards with multi-year vesting horizons and value that fluctuates with performance. We focus on granting at-risk, performance-based long-term equity incentive awards.

•

We are committed to compensation governance and independence. We maintain an independent Compensation Committee comprised solely of independent directors, including our Lead Director, and it continually reassesses our compensation programs in consultation with an independent compensation consultant. We conduct an annual advisory vote regarding executive compensation, and our Compensation Committee tailors our compensation programs and policies in light of evolving best practices. Recent examples include our streamlined and expanded PRSU program, under which NEOs are granted long-term, forward-looking performance-based awards, our stock ownership guidelines and our compensation clawback policy.

As further discussed under “Compensation Discussion and Analysis” above, our Company performed well in 2012 and delivered strong results compared to 2011, despite difficult financial markets. We made substantial progress toward a variety of strategic goals that we articulated to our shareholders in April 2012. We believe that our compensation philosophy and discipline contributed to our strong performance.

As exemplified by our compensation practices in 2012, we remain committed to our long-term goal of limiting increases in our compensation expense, so that our compensation expense grows at a rate that is less than the rate of our revenue growth. We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and employees, which advances our goals of retaining and attracting talented individuals, paying for performance and managing our compensation costs over time. We achieved an awarded compensation ratio of 59.4% for 2012, down from 62.0% in 2011.

We also applied our firm-wide discipline on compensation expense to our NEOs.

•

We reduced 2012 awarded compensation for our NEOs. The total 2012 awarded compensation for our NEOs was 5% lower than 2011, notwithstanding our financial and other achievements described above, including the 5% increase in our operating revenue during 2012.

•

The Compensation Committee measured NEO performance against pre-established goals. The Compensation Committee granted performance-based compensation to our NEOs after evaluating each NEO’s performance in light of our financial results, including our progress toward key strategic objectives set in early 2012 involving operating revenue, awarded compensation, operating margin, cost savings and return of capital.

•	The bulk of 2012 compensation for our NEOs was performance-based. 77% to 92% of each NEO’s 2012 awarded compensation was paid in the form of performance-based compensation.

•

We utilized long-term forms of incentive compensation, including at-risk, performance-based awards. At least 50% of each NEO’s 2012 awarded compensation was paid in the form of long-term incentive compensation. Approximately 60% of 2012 awarded compensation for Mr. Jacobs, our CEO, was paid in the form of PRSUs, which vest 33% two years, and 67% three years, after the grant date based on both the achievement of three-year forward-looking performance goals and satisfaction of service conditions. Each of our other NEOs received 33%-45% of his 2012 awarded compensation in the form of PRSUs, and also received a significant portion of his 2012 awarded compensation in the form of RSUs or LFIs.

•

We adopted “double-trigger” vesting for NEO long-term incentive awards. Any such awards granted in 2013 (which relate to 2012 performance) and later will not immediately accelerate upon a change in control, but instead will require both a change in control and another customary event to vest.

•

We put in place new retention agreements for each of our NEOs. These agreements eliminated excise tax gross-up provisions, decreased the change in control severance for our NEOs, and made a variety of other adjustments based on feedback from our shareholders, evolving best practices and our commitment to excellence in compensation governance.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

Board of Directors’ Recommendation

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

ITEM 4

A NON-BINDING SHAREHOLDER PROPOSAL REGARDING

THE SEPARATION OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER POSITIONS

In accordance with SEC rules, we have set forth below a non-binding shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The non-binding shareholder proposal is required to be voted on at our annual meeting only if properly presented at our annual meeting. As explained below, our Board unanimously recommends that you vote AGAINST the non-binding shareholder proposal.

AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, or AFSCME, beneficial owner of 27,156 shares of Class A common stock, is the proponent of the following non-binding shareholder proposal. AFSCME has advised us that it intends to present the non-binding proposal at our annual meeting.

“RESOLVED: The shareholders of Lazard Ltd (“Lazard” or the “Company”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT

Lazard’s CEO Kenneth Jacobs also serves as chair of the Company’s board of directors. We believe that the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. We believe that a CEO who also serves as chair operates under a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that, in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that, worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at Lazard, where, in 2012, the shareholder advisory vote on executive compensation received only 52 percent support of shares voted and our company’s 2011 compensation costs of $1.2 billion represented 63.9 percent of its full-year net revenue (“Lazard in the red on weak revenue, higher costs.” Reuters, Feb. 6, 2012).

We urge shareholders to vote for this proposal.”

Board of Directors’ Statement in Opposition

The Board recommends a vote against this proposal.

Our shareholders elect the Board to make decisions that are in the best long-term interests of the Company. Implementing the best form of leadership for the Company is among the Board’s most important functions. The Board strongly believes that the best interests of the Company and its shareholders are served when the Board has the ability to determine, through the exercise of its business judgment, whether to separate or combine the roles of Chairman and Chief Executive Officer based on the circumstances existing at the relevant time.

The Board carefully considered a variety of governance arrangements following the tragic death of the Company’s Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board did not consider these governance arrangements in the abstract, but rather in light of the nature of the Company and its experience and history, as well as its needs at that time. The Company’s business purpose is to serve its clients, and the Company competes on the quality of its advice. The Company’s most fundamental assets, therefore, are its people and its reputation. The Board considered the value of unified leadership and focused vision within this context. Following a measured and comprehensive review, the Board appointed Kenneth M. Jacobs as the Company’s Chairman and CEO in November 2009. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believed at the time of his appointment, and continues to believe today, that the most effective leadership structure for the Company at this time is for Mr. Jacobs to serve as both Chairman and CEO, and for the Company to have a strong and independent Lead Director with specific governance responsibilities. The Board’s decision is based on its experience working with Mr. Jacobs, as well as its unique knowledge of the Company’s people, businesses, challenges and opportunities. The Board affirmed its decision to retain Mr. Jacobs as both Chairman and CEO—after reconsidering potential leadership alternatives—in April 2012 when the Company released a letter to its shareholders and again in October 2012 when Mr. Jacobs’ employment contract was renewed through March 2016.

The Lead Director provides objective leadership to the Board, as well as oversight and advice to the Chairman and CEO. The Lead Director meets with the Chairman and CEO, as well as other members of the Company’s senior management, to provide advice and assistance regarding corporate strategy and other business matters, and to maintain a thorough understanding of the Company’s challenges and opportunities. The Lead Director facilitates fluid communication among all Board members, and coordinates the activities of the chairpersons of the Board Committees. Among many other responsibilities, the Lead Director presides at meetings of the Board in the absence of the Chairman, and at executive sessions of the independent Board members that follow regularly-scheduled Board meetings. The Lead Director has the authority to call executive sessions of the independent Board members at any time and set the agenda for such meetings. The Lead Director also has the ability to review, and provide input regarding, meeting agendas and information to be sent to the full Board in advance of Board meetings. Together with the Compensation Committee, the Lead Director also conducts periodic performance appraisals of the CEO. The current Lead Director, Steven J. Heyer, is a strong, independent and active Lead Director. Mr. Heyer is also a member of each Board Committee.

The Lead Director is not the only position that provides strong balance. Currently, eight members of the ten-member Board are independent under the listing standards of the NYSE and our Standards of Director Independence. Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different independent chairperson. Under the leadership and guidance of the Lead Director, the independent Board members and the Board Committees actively oversee the development and implementation of the Company’s strategy. They also oversee the Company’s results and thoroughly evaluate CEO and senior management performance and compensation.

While the Company’s current model is serving it very well and the Company has not encountered issues of any nature, the Board recognizes that circumstances could change in the future. If that is the case, the Board currently retains the right and obligation to make such modifications as would serve the best interests of the Company and its shareholders, including separating the roles of Chairman and CEO. The Company’s permanent optimal leadership structure for the future is extremely difficult to determine today. The Board believes, therefore, that a rigid leadership model mandating separate Chairman and CEO positions would impede the Board’s ability to execute one of its most important functions—the implementation of the best form of leadership for the Company—and therefore impede the Board’s pursuit of the best interests of the Company and its shareholders.

Our shareholders elect the Board to make decisions that are in the best long-term interests of the Company, and the Board’s recommendation regarding this proposal is founded upon that fact.

The Board notes that even if it were to adopt the policy described in the resolution, it would not become effective until the termination of Mr. Jacobs’ employment contract, which currently expires in March 2016.

Board of Directors’ Recommendation

As this is an advisory resolution, the result will not be binding on the Board, although the Board will carefully consider the outcome of the vote when evaluating the request described in the resolution.

The Board recommends you vote AGAINST this resolution.

Unless otherwise directed in the proxy, the persons named in the proxy will vote AGAINST this resolution.

Shareholder Proposals and Nominations for the 2014 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than November 19, 2013.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on January 23, 2014, and not earlier than December 24, 2013. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 22, 2013.

Vote by Internet • Go to www.investorvote.com/LAZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR ALL” the nominees with respect to the						+
election of directors, “FOR” Items 2 and 3 and “AGAINST” Item 4.
1.	Election of Directors to the Lazard Ltd Board.
Nominees:
		01 - Laurent Mignon		02 - Richard D. Parsons		03 - Hal S. Scott

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2.	Ratification of appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2013 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.	☐	☐	☐	3. Non-binding advisory vote regarding executive compensation.	☐	☐	☐
		For	Against	Abstain
4.	Non-binding shareholder proposal regarding the separation of our Chairman and Chief Executive Officer positions.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                    01LY5C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAZARD LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth M. Jacobs, Alexander F. Stern and Scott D. Hoffman as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, April 23, 2013 at 4:30 p.m. Eastern Daylight Time (5:30 p.m. Bermuda time), at the Fairmont Southampton, 101 South Shore Road, Southampton, Bermuda SN02 and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)